Exhibit 10.1

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

dated as of July 9, 2013

among

HANSEN MEDICAL, INC.,

as Borrower,

THE ENTITIES FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

WHITE OAK GLOBAL ADVISORS, LLC,

as Agent

i

	5.14	Intellectual Property	20
	5.15	Shares	20
	5.16	Full Disclosure	21
	5.17	Definition of “Knowledge”	21

6.	AFFIRMATIVE COVENANTS		21

	6.1	Government Compliance	21
	6.2	Financial Statements, Reports, Certificates; Other Information	21
	6.3	Inventory; Returns	23
	6.4	Taxes; Pensions	24
	6.5	Insurance	24
	6.6	Collateral Accounts	24
	6.7	Protection of Intellectual Property Rights	25
	6.8	Litigation Cooperation	25
	6.9	Notices	25
	6.10	Minimum Liquidity	26
	6.11	Landlord Waivers; Bailee Waivers	27
	6.12	Creation/Acquisition of Subsidiaries	27
	6.13	Use of Proceeds	27
	6.14	ERISA Compliance	27
	6.15	Further Assurances	27

7.	NEGATIVE COVENANTS		28

	7.1	Dispositions	28
	7.2	Changes in Business, Management, Ownership, or Business Locations	28
	7.3	Mergers or Acquisitions	29
	7.4	Indebtedness	29
	7.5	Encumbrance	29
	7.6	Maintenance of Collateral Accounts	29
	7.7	Distributions; Investments	29
	7.8	Transactions with Affiliates	30
	7.9	[Reserved]	30
	7.10	Compliance; Use of Proceeds	30
	7.11	Burdensome Agreements	30
	7.12	Compliance with Anti-Terrorism Laws	30

8.	EVENTS OF DEFAULT		31

	8.1	Payment Default	31
	8.2	Covenant Default	31
	8.3	Material Adverse Change	32
	8.4	Attachment; Levy; Restraint on Business	32
	8.5	Insolvency	32
	8.6	Other Agreements	32
	8.7	Judgments	32
	8.8	Misrepresentations	32
	8.9	[Reserved]	33
	8.10	Guaranty	33

	8.11	Governmental Approvals	33
	8.12	Lien Priority	33
	8.13	ERISA Event	33
	8.14	Loan Documents	33
	8.15	Crimes	33

9.	RIGHTS AND REMEDIES		34

	9.1	Rights and Remedies	34
	9.2	Power of Attorney	35
	9.3	Protective Advances	36
	9.4	Application of Payments and Proceeds	36
	9.5	Liability for Collateral	37
	9.6	No Waiver; Remedies Cumulative	37
	9.7	Demand Waiver	38

10.	NOTICES		38

	10.1	Notices Generally	38
	10.2	Electronic Communications	38
	10.3	Change of Address, Etc	40
	10.4	Reliance by Agent and Lenders	40

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER, AND JUDICIAL REFERENCE		40

12.	GENERAL PROVISIONS		42

	12.1	Successors and Assigns	42
	12.2	Expenses; Indemnity; Damage Waiver	44
	12.3	Right of Set-Off; Waiver of Marshaling	45
	12.4	Time of Essence	46
	12.5	Severability of Provisions	46
	12.6	Interest Rate Limitation	46
	12.7	Amendments; Counterparts; Integration; Effectiveness	47
	12.8	Survival	48
	12.9	Confidentiality	48
	12.10	USA Patriot Act Notice	49

13.	AGENT		49

	13.1	Appointment and Authorization of Agent	49
	13.2	Rights As A Lender	49
	13.3	Exculpatory Provisions	49
	13.4	Reliance by Agent	50
	13.5	Delegation of Duties	50
	13.6	Resignation of Agent	50
	13.7	Non Reliance on Agent and Other Lenders	51
	13.8	No Other Duties, Etc	51
	13.9	Agent May File Proofs of Claim	51
	13.10	Guaranty Matters	52
	13.11	Collateral Matters	52

14.	DEFINITIONS		53

	14.1	Definitions	53

EXHIBITS AND SCHEDULES

EXHIBIT A:	Description of Collateral
EXHIBIT B:	Form of Compliance Certificate
EXHIBIT C:	Form of Assignment and Assumption Agreement
EXHIBIT D:	Form of Non-Disturbance Agreement
SCHEDULE 1.1:	Schedule of Lenders and Commitments
SCHEDULE 5.3:	Schedule of Certain Litigation
SCHEDULE 5.8:	Schedule of Equity Interest Information
SCHEDULE 5.13:	Schedule of Union Contracts
SCHEDULE 6.6:	Schedule of Collateral Accounts and Excluded Accounts
SCHEDULE 10.1:	Certain Addresses for Notices

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of July 9, 2013 among WHITE OAK GLOBAL ADVISORS, LLC, a Delaware limited liability company with an office located at 88 Kearney Street, Fourth Floor, San Francisco, California 94108, as Agent, the Lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time, including White Oak in its capacity as a Lender (each, a “Lender” and collectively, the “Lenders”), and HANSEN MEDICAL, INC., a Delaware corporation with offices located at 800 East Middlefield Road, Mountain View, CA 94043 (“Borrower”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:

1.	ACCOUNTING AND OTHER TERMS

1.1 Accounting terms not defined in this Agreement shall be construed in accordance with GAAP. Calculations and determinations must be made in accordance with GAAP. Capitalized terms not otherwise defined in this Agreement shall have the respective meanings set forth in Section 14. All other terms contained in this Agreement, unless otherwise indicated, shall have the respective meanings provided by the Code to the extent such terms are defined therein. All references to “Dollars” or “$” are to United States Dollars, unless otherwise noted.

2.	LOANS AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay each Lender the outstanding principal amount of the portion of the Term Loan advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.2	Term Loan.

(a) Availability. Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make one (1) term loan (collectively, for all Lenders, the “Term Loan”) to Borrower on the Initial Funding Date in an aggregate original principal amount of up to Thirty-Three Million Dollars ($33,000,000) according to each Lender’s Term Loan Commitment as set forth on Schedule 1.1 hereto. After repayment, the Term Loan may not be re-borrowed. Notwithstanding anything to the contrary contained herein, in no event shall Lenders be obligated to make to Borrower, nor shall Borrower be entitled to borrow or receive from Lenders, any loans, advances or extensions of credit hereunder other than the Term Loan.

(b) Payment and Prepayments of Principal. Subject to the provisions hereof:

(i) Payment on Maturity Date. The outstanding principal balance of the Term Loan shall be due and payable in full on the Maturity Date.

(ii) Voluntary Prepayments. Borrower may voluntarily prepay the outstanding principal balance of the Term Loan, in an amount not less than One Million Dollars ($1,000,000) or an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof (or, if less, the outstanding principal balance of the Term Loan), upon not less than thirty (30) days’ prior irrevocable written notice to Agent. In connection with any voluntary prepayment, Borrower shall pay:

(A) if such prepayment takes place on or after the Effective Date but on or prior to the first anniversary of the Effective Date, the sum of: (1) the principal balance of the Term Loan being prepaid; plus (2) the applicable Make-Whole Amount; plus (3) interest (at the rate then applicable to the Term Loan) on the amounts in the immediately preceding clause (1) through and including the first anniversary of the Effective Date; or

(B) if such prepayment takes place after the first anniversary of the Effective Date but on or prior to the Maturity Date, the sum of: (1) the principal balance of the Term Loan being prepaid; plus (2) the applicable Make-Whole Amount; plus (3) accrued and unpaid interest (at the rate then applicable to the Term Loan) on the amounts in the immediately preceding clause (1) through and including the date of prepayment.

In connection with any voluntary prepayment of the Term Loan, Borrower acknowledges that such prepayment may result in Lenders incurring additional costs, expenses or liabilities, and that, as of the date hereof, it is difficult to ascertain the full extent of such costs, expenses or liabilities. Accordingly, Borrower agrees the applicable Make-Whole Amount payable in connection with any such voluntary prepayment represents a reasonable estimate of the costs, expenses or liabilities of Lenders in connection with any such prepayment. If Borrower fails to pay any Make-Whole Amount when due, then the amount thereof shall thereafter bear interest until paid in full at the Default Rate.

(iii) Mandatory Prepayments.

(A) In the event that Net Proceeds resulting from any (1) Event of Loss or (2) Disposition or series of Dispositions by Borrower or any Domestic Subsidiary thereof of any Collateral undertaken pursuant to Section 7.1(c) or Section 7.1(h)(C)(2), within any fiscal year exceed, in the aggregate, the Threshold Amount, Borrower shall prepay the Term Loan in an amount equal to the sum of: (x) one hundred percent (100%) of such Net Proceeds that so exceed the Threshold Amount in such fiscal year plus (y) if such Net Proceeds result from a Disposition (but not from an Event of Loss), the applicable Make-Whole Amount that would apply if such Net Proceeds were used by Borrower to make a voluntary prepayment of the Term Loan pursuant to Section 2.2(b)(ii), plus (z) accrued and unpaid interest (at the rate then applicable to the Term Loan) on the amount described in the immediately preceding clause (x) through and including, as applicable, (aa) the first anniversary of the Effective Date, if such prepayment occurs prior to the first anniversary of the Effective Date or (bb) the date of prepayment, if such prepayment occurs after the first anniversary of the Effective Date; provided that, unless a Default or an Event of Default then exists, subject to the limitations set forth in Section 6.5, no prepayment otherwise required pursuant to this Section 2.2(b)(iii)(A) shall be required if any such Net Proceeds are used within one hundred twenty (120) days after the receipt thereof by Borrower or any Subsidiary thereof to purchase the same or similar property or to restore the property affected by such Event of Loss.

(B) If at any time during the term of this Agreement the aggregate Net Proceeds resulting from any Disposition consisting of a non-exclusive license of Intellectual Property pursuant to Section 7.1(f) exceed the Threshold Amount, Borrower shall prepay the Term Loan in an amount equal to the sum of: (x) one hundred percent (100%) of the aggregate Net Proceeds in excess of the Threshold Amount plus (y) the applicable Make-Whole Amount that would apply if such Net Proceeds were used by Borrower to make a voluntary prepayment of the Term Loan pursuant to Section 2.2(b)(ii), plus (z) accrued and unpaid interest (at the rate then applicable to the Term Loan) on the amount described in the immediately preceding clause (x) through and including, as applicable, (aa) the first anniversary of the Effective Date, if such prepayment occurs prior to the first anniversary of the Effective Date or (bb) the date of prepayment, if such prepayment occurs after the first anniversary of the Effective Date.

(C) If at any time during the term of this Agreement the aggregate Net Proceeds resulting from any Disposition consisting of a Permitted License of any Intellectual Property pursuant to Section 7.1(g) exceed the Threshold Amount, Borrower shall prepay the Term Loan in an amount equal to the sum of (x) as applicable, (a) one hundred percent (100%) of the aggregate Net Proceeds in excess of the Threshold Amount if such Permitted License is a license of Core Intellectual Property, (b) eighty-five percent (85%) of the aggregate Net Proceeds in excess of the Threshold Amount if such Permitted License is a license of Non-Core Intellectual Property and if at the time the applicable Loan Party receives such Net Proceeds, Liquidity is greater than Fifteen Million Dollars ($15,000,000) but less than or equal to Twenty Million Dollars ($20,000,000), or (c) sixty-five percent (65%) of the aggregate Net Proceeds in excess of the Threshold Amount if such Permitted License is a license of Non-Core Intellectual Property and if at the time the applicable Loan Party receives such Net Proceeds, Liquidity is greater than Twenty Million Dollars ($20,000,000); plus (y) the applicable Make-Whole Amount that would apply if such Net Proceeds were used by Borrower to make a voluntary prepayment of the Term Loan pursuant to Section 2.2(b)(ii), plus (z) accrued and unpaid interest (at the rate then applicable to the Term Loan) on the applicable amount described in the immediately preceding clause (x) through and including, as applicable, (aa) the first anniversary of the Effective Date, if such prepayment occurs prior to the first anniversary of the Effective Date or (bb) the date of prepayment, if such prepayment occurs after the first anniversary of the Effective Date.

(iv) Payments Under Certain Circumstances. Notwithstanding anything to the contrary contained herein, Borrower acknowledges that, in connection with any repayment of the Term Loan following the Maturity Date, at any time an Event of Default exists (after giving effect to any applicable cure or grace period) or following the acceleration of the Obligations in accordance with the provisions hereof, such circumstance may result in Lenders incurring additional costs, expenses or liabilities, and that, as of the date hereof, it is difficult to ascertain the full extent of such costs, expenses or liabilities. Accordingly, Borrower agrees that, in connection with any such circumstance, Borrower shall also pay the applicable Make-Whole Amount plus interest (at the rate then applicable to the Term Loan) on the outstanding principal balance of the Term Loan and the applicable Make-Whole Amount through and including the date that is the later of the date of prepayment and the first anniversary of the Effective Date, which amount Borrower agrees represents a reasonable estimate of the costs, expenses or liabilities of Lenders in connection with any such circumstance. If Borrower fails to pay any Make-Whole Amount when due in connection with any such circumstance, then the amount thereof shall thereafter bear interest until paid in full at the Default Rate.

2.3	Payment of Interest on the Credit Extensions.

(a) Interest Rate. Subject to the provisions hereof (including Section 2.3(e)), the outstanding principal balance of the Term Loan shall bear interest from the date advanced until the Term Loan is repaid in full at an annual rate of interest equal to the Base Rate.

(b) Cash Interest. On the dates set forth in Section 2.3(d), Borrower shall pay in cash interest accrued on the outstanding principal balance of the Term Loan at the rate of eleven percent (11%) per annum.

(c) PIK Interest. On the dates set forth in Section 2.3(d), interest accrued on the outstanding principal balance of the Term Loan at the rate of three percent (3.00%) per annum (“PIK Interest”) shall be paid and discharged, without the taking of any further action by Borrower, by adding such PIK Interest to the principal balance of the Term Loan.

(d) Payment Dates. Subject to the provisions hereof, (i) Borrower shall pay accrued and unpaid cash interest under Section 2.3(b) to Agent, on behalf of and for delivery to the Lenders, and (ii) accrued and unpaid PIK Interest under Section 2.3(c) shall be added to the outstanding principal balance of the Term Loan, in each case as follows: (i) beginning on September 30, 2013, quarterly in arrears on each Payment Date; (ii) upon payment or prepayment of the principal balance of the Term Loan or any portion thereof, on the amount so paid or prepaid; and (iii) on the Maturity Date.

(e) Default Rate. Notwithstanding anything to the contrary contained in Section 2.3(a), if an Event of Default exists, then, unless Required Lenders otherwise agree, so long as such Event of Default exists and without affecting any of Agent’s or any Lender’s rights and remedies hereunder or in respect hereof, all (or, in the sole discretion of Required Lenders any portion) of the amounts outstanding hereunder shall bear interest at the Default Rate, such interest to be payable in cash upon demand therefor by Agent.

(f) Compounding. Subject to the other provisions of this Section 2.3, without affecting any of Agent’s or any Lender’s rights and remedies hereunder or in respect hereof, all cash interest on the Term Loan that is not paid when due and all PIK Interest when assessed shall be added to the outstanding principal balance thereof and thereafter bear interest at the rate then applicable to the outstanding principal balance of the Term Loan.

2.4	[Reserved].

2.5	Fees.

(a) Transaction Fee. On the Initial Funding Date, Borrower shall pay to Agent, for the benefit of Lenders in accordance with their Pro Rata Shares of the Term Loan, a transaction fee equal to Nine Hundred Ninety Thousand Dollars ($990,000), which fee shall be fully earned on the Effective Date and, once paid, shall be non-refundable for any reason whatsoever;

(b) Service Fees. On the Initial Funding Date and, thereafter, on each anniversary of the Initial Funding Date so long as any Obligations remain outstanding, Borrower shall pay to Agent: (i) an annual loan servicing fee equal to Seven Thousand Seven Hundred Dollars ($7,700); (ii) an annual loan administration fee equal to Four Thousand Dollars ($4,000); and (iii) on account of third-party collateral monitoring and loan valuation services, an annual fee equal to Twenty Thousand Dollars ($20,000); each installment of each such fee shall be fully earned when due and, once paid, shall be non-refundable for any reason whatsoever; and

(c) Lenders’ Expenses. Borrower shall pay to Agent all Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Initial Funding Date, when due or demanded.

2.6    Brokers and Financial Advisors. In connection with the transactions contemplated hereby (including the making of the Term Loan), Borrower has not engaged any advisors (financial or otherwise), brokers or arrangers other than The DiBari Group, LLC. Borrower hereby agrees to pay, and hereby indemnifies each Indemnitee from and against, all fees, costs and expenses of any advisors (financial or otherwise), brokers or arrangers in connection with the transactions contemplated hereby (including the making of the Term Loan).

2.7	Manner Of Payments.

(a) Each payment or prepayment of principal, interest, fees and other amounts required to be paid to Agent or Lenders under the Loan Documents shall be made to Agent for the account of Agent or Lenders, as applicable, at the principal office of Agent (as Agent may from time to time designate in writing to Borrower), in Dollars and in immediately available funds without setoff, recoupment, deduction or counterclaim of any kind before 11:00 a.m. on the date such payment is due. Agent agrees to endeavor to provide Borrower with an invoice setting forth the outstanding principal balance of the Term Loan and stating the amount of cash interest and PIK Interest due on any Payment Date in reasonable detail, not later than five days prior to such Payment Date; provided that: (i) Agent shall have no liability for failing to do so; and (ii) any failure by Agent to provide any such invoice shall not affect Borrower’s obligation to pay any cash interest or Agent’s right to charge any PIK Interest, as applicable, when due any amounts owing hereunder in accordance with the provisions hereof.

(b) If any payment hereunder becomes due and payable on a day (including a Payment Date) that is not a Business Day, then such due date shall be extended to the next succeeding Business Day; provided that interest, Make-Whole Amounts and fees shall continue to accrue during the period of any such extension.

(c) All interest, Make-Whole Amounts and fees owing hereunder shall be computed on the basis of a year of 360 days and calculated in each case for the actual number of days elapsed. With respect to each period for which interest, Make-Whole Amounts or fees accrue, computations thereof shall be made from, and including, the first day of such period to, but excluding, the last day of such period.

2.8	Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Credit Extension made by it, or change the basis of taxation of payments to Agent or Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by Agent or any Lender); or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement;

and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable hereunder or in connection herewith by Agent or any Lender (whether of principal, interest or any other amount), then, upon request of Agent or such Lender, as applicable, Borrower will pay to such Person such additional amount or amounts as will compensate such Person for such reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Credit Extensions made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 2.8, as well as the basis for determining such amount or amounts, and delivered to Borrower shall be conclusive absent demonstrable error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.8 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.8 for any reductions suffered more than one hundred eighty (180) days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to in this subsection (d) shall be extended to include the period of retroactive effect thereof).

2.9	Taxes.

(a) Any and all payments by Borrower to or for the account of Lenders hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any and all Taxes, and all liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of each Lender, Taxes imposed on its income, receipts, capital, net worth or items of tax preference and franchise, doing business, branch and similar Taxes (imposed on it in lieu of net income taxes), imposed on each Lender as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) (“Excluded Taxes”). If any such non-Excluded Taxes (“Indemnified Taxes”) or Other Taxes (as defined below) are required to be withheld after the date hereof from or in respect of any sum payable under this Agreement or any other Loan Document to a Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.9) such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall timely pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) Borrower shall furnish to the Lender, at its address referred to on Schedule 10.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably acceptable to such Lender; provided that Borrower shall not be required to increase such amounts payable to such Lender with respect to any Taxes (A) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) of this Section or (B) that are United States federal withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement.

(b) In addition, Borrower agrees to timely pay any and all present or future stamp, property, recording, excise and documentary taxes which arise from the execution or delivery of this Agreement or any other Loan Document or the provision of the security interest in any Collateral required hereunder (hereinafter referred to as “Other Taxes”).

(c) Borrower agrees to indemnify each Lender for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.9) paid by such Lender and any liability (including penalties, interest, and reasonable expenses) arising therefrom or with respect thereto.

(d) Each Lender and Agent, on or prior to the date of this Agreement, and from time to time thereafter if requested in writing by Borrower, shall provide Borrower with (i) a complete and properly executed IRS Form W-8BEN, W-8ECI or W-8IMY (including all required accompanying information), as appropriate, or any successor form prescribed by the IRS (including a United States taxpayer identification number), certifying that such Person is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments of interest, certifying that such Person is eligible for the “portfolio interest exemption” or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States or (ii) an IRS Form W-9 or any successor form prescribed by the IRS. In addition, each Lender and Agent will (A) take all actions reasonably requested in good faith by Borrower in writing that are consistent with applicable legal and regulatory restrictions to claim any available reductions or exemptions from Indemnified Taxes or Other Taxes and (B) otherwise cooperate with Borrower to minimize any amounts payable by Borrower under this Section 2.9; provided that, in each case, Agent and each Lender shall not be required to take any action that it determines in its sole good faith discretion may be adverse in any non de minimis respect to it and not indemnified to its satisfaction.

(e) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.9 shall survive the Obligations being paid in full.

2.10    Refund of Taxes. If any party determines, in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 2.9 (including by the payment of additional amounts pursuant to Section 2.9), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under Section 2.9 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.10 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.10, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.10 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.10 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.11    Sharing Of Payments. If any Lender shall, by exercising any right of setoff, recoupment or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any portion of any of the Term Loan made by it, resulting in such Lender receiving payment of a proportion of the aggregate amount of such portion of the Term Loan, accrued and unpaid interest thereon or Make-Whole Amounts with respect thereto greater than its Percentage Share (or other applicable share) thereof as provided herein, then such Lender receiving such greater proportion shall: (a) notify Agent of such fact; and (b) purchase (for cash at face value) participations in that portion of the Term Loan held by the other applicable Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders having made such Term Loan ratably in accordance with their respective Percentage Shares thereof; provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 2.11 shall not be construed to apply to: (A) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement; or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any portion of the Term Loan held by it to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.11 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may, except to the extent otherwise specified in such Lender’s participation agreement, exercise against such Loan Party rights of setoff, recoupment and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

3.	CONDITIONS OF LOANS

3.1    Conditions Precedent to Initial Credit Extension. Each Lender’s obligation to make the Term Loan is subject to the condition precedent that Agent and each Lender shall consent to or shall have received (or shall have waived in writing their right to receive or to consent to), in form and substance satisfactory to Agent and each Lender, such documents, and completion of such other matters, as Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original Loan Documents to which Borrower or any of its Subsidiaries is a party;

(b) duly executed original Control Agreements with respect to any Collateral Accounts maintained by Borrower or any of its Subsidiaries;

(c) if requested by any Lender, a Note or Notes (as the case may be), duly executed by Borrower in favor of such Lender evidencing such Lender’s Commitment Percentage of the Term Loan;

(d) the certificate(s) for the Shares, together with Assignment(s) Separate from Certificate, duly executed in blank;

(e) the Operating Documents of Borrower and each of its Domestic Subsidiaries and good standing certificates of Borrower and each of its Domestic Subsidiaries certified by the Secretary of State of Borrower’s and such Domestic Subsidiaries’ state of organization and each state in which Borrower or any of its Domestic Subsidiaries is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(f) such certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of each Loan Party as Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents to which such Loan Party is a party;

(g) a certificate signed by a Responsible Officer of each Loan Party: (A) either: (1) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect; or (2) stating that no such consents, licenses or approvals are so required; and (B) certifying that there has been no event or circumstance since September 30, 2012 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(h) if requested by Agent, evidence that each Loan Party has complied with all state and federal environmental statutes, rules and regulations, including any environmental audits, for all of such Loan Party’s leased or owned real property;

(i) at least five Business Days prior to the date hereof, all documentation and other information required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Act shall have been supplied to Agent and Lenders;

(j) with respect to the Mortgaged Property that is the subject of the Leasehold Deed of Trust, in addition to the Leasehold Deed of Trust, if required by Agent, evidence that counterparts of the Leasehold Deed of Trust have been either (A) duly recorded on or before the Effective Date or (B) duly executed, acknowledged and delivered in form suitable for filing or recording in all filing or recording offices that Agent may deem reasonably necessary or in its reasonable judgment desirable in order to create a valid first and subsisting Lien on Borrower’s leasehold interest in the Mortgaged Property described therein in favor of Agent and that all filing and recording taxes and fees have been paid by Borrower;

(k) Due Diligence Certificates for Borrower and each of its Subsidiaries;

(l) the Annual Projections, for the current calendar year;

(m) duly executed original officer’s certificate for Borrower and each Loan Party that is a party to the Loan Documents, in a form acceptable to Agent and Lenders;

(n) Agent shall have received certified copies, dated as of a recent date, of financing statement searches, as Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(o) a duly executed legal opinion of counsel to Borrower dated as of the Effective Date;

(p) a payoff letter from the Collateral Agent under (and as defined in) the Existing Loan Agreement in respect of the Existing Indebtedness;

(q) detailed disbursement instructions from Borrower, authorizing and directing Agent to fund the proceeds of the Term Loan in accordance with the purposes permitted by, and the payment requirements of, this Agreement;

(r) evidence that (i) the Liens securing the Existing Indebtedness will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(s) evidence satisfactory to Agent and the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Agent, for the ratable benefit of the Lenders;

(t) payment of the fees and Lenders’ Expenses then due pursuant to Section 2.5(c) hereof;

(u) Agent and Lenders shall have satisfactorily completed a due diligence review of Borrower and its Subsidiaries and their properties, assets and liabilities; and

(v) such other assurances, certificates, documents, consents, reports or opinions as Agent or any Lender may require.

3.2    Conditions Precedent to all Credit Extensions. The obligation of each Lender to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 hereof are true, accurate and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(b) in such Lender’s sole discretion, there has not been any Material Adverse Change or any material adverse deviation by Borrower from the Annual Projections of Borrower presented to and accepted by Agent and each Lender; and

(c) payment of the fees and Lenders’ Expenses then due pursuant to Section 2.5 hereof.

3.3    Covenant to Deliver. Borrower agrees to deliver to Agent each item required to be delivered to Agent under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Agent of any such item shall not constitute a waiver by the Lenders of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in each Lender’s sole discretion.

3.4    Additional Closing Matters. Notwithstanding anything to the contrary contained herein, this Agreement shall not become effective or be binding on any party hereto unless all of the conditions precedent to the effectiveness of this Agreement as specified in this Section 3 are satisfied no later than noon Pacific time on July 31, 2013. Agent shall promptly notify each Loan Party and each Lender of the occurrence of the Effective Date, and such notice shall be conclusive and binding on all parties hereto. For purposes of determining compliance with the conditions specified in this Section 3 (but without limiting the generality of the provisions of Section 12.7), each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or become satisfied with, each document or other matter required hereunder to be consented to or approved by or to be acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.	CREATION OF SECURITY INTEREST

4.1    Grant of Security Interest. Borrower hereby grants Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that are permitted by the terms of this Agreement to have priority to Agent’s Lien. If Borrower shall acquire a commercial tort claim (as defined in the Code), Borrower, shall promptly notify Agent in a writing signed by Borrower, as the case may be, of the general details thereof (and further details as may be required by Agent) and grant to Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.

If this Agreement is terminated, Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to make Credit Extensions has terminated, Agent shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (a) all Obligations (other than inchoate indemnity obligations) are repaid in full in cash and (b) this Agreement and the Lenders’ obligation to make Credit Extensions is terminated, Agent shall terminate the security interest granted herein.

4.2    Authorization to File Financing Statements. Borrower hereby authorizes Agent to file financing statements or take any other action required to perfect Agent’s security interests in the Collateral, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Agent’s interest or rights hereunder, including a notice that any disposition of the Collateral, except to the extent permitted by the terms of this Agreement, by Borrower, or any other Person, shall be deemed to violate the rights of Agent under the Code.

4.3    Pledge of Collateral. Borrower hereby pledges, assigns and grants to Agent, for the ratable benefit of the Lenders, a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Effective Date, or, to the extent not certificated as of the Effective Date, within ten (10) days of the certification of any Shares, the certificate or certificates for the Shares will be delivered to Agent, accompanied by an undated instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder and after any notice required hereunder or under applicable law, Agent may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Agent and cause new (as applicable) certificates representing such securities to be issued in the name of Agent or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Agent may reasonably request to perfect or continue the perfection of Agent’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon notice from Agent during the occurrence and continuance of an Event of Default.

4.4	Agent’s Rights Regarding the Collateral.

(a) Agent may at any time an Event of Default exists (after giving effect to any applicable cure or grace period) and without prior notice to any Loan Party which is a party hereto, notify Account Debtors or other Persons obligated on any Collateral that Agent has a security interest therein and that payments shall be made directly to Agent. Upon the request of Agent, each Loan Party which is a party hereto shall so notify such Account Debtors and other Persons. Each Loan Party which is a party hereto hereby appoints Agent or Agent’s designee as such Person’s attorney at any time an Event of Default exists, with power to endorse such Person’s name upon any notes, acceptance drafts, money orders or other evidences of payment of Collateral.

(b) Each Loan Party which is a party hereto shall remain liable under any evidence of Collateral to observe and perform all the conditions and obligations to be observed and performed by it thereunder, and neither Agent nor any Lender shall have any obligation or liability whatsoever to any Person under any such Collateral by reason of or arising out of the execution, delivery or performance of this Agreement or the other Loan Documents, and neither Agent nor any Lender shall be required or obligated in any manner (i) to perform or fulfill any of the obligations of any Loan Party which is a party thereto, (ii) to make any payment or inquiry thereunder, or (iii) to take any action of any kind to collect, compromise or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times under or pursuant to any Collateral.

(c) Without limiting the provisions of Section 6.2(c), each Loan Party which is a party hereto shall, with respect to any property owned, leased or otherwise controlled by it, during normal business hours and upon advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent and each Lender shall have access at any and all times):

(i) provide access to such property to Agent and any of its officers, employees and agents, as frequently as is commercially reasonable or, at any time an Event of Default exists, as frequently as Agent or any Lender determines to be appropriate;

(ii) permit Agent or any of its officers, employees and agents to inspect, audit and make extracts and copies (or take originals if reasonably necessary) from all of such Person’s Books and Records; and

(iii) permit Agent to inspect, review, evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any means that Agent considers reasonably advisable, and such Loan Party agrees to render to Agent, at Borrower’s sole cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto.

(d) Agent may, in its sole discretion, exercised in a commercially reasonable manner, from time to time after the Effective Date, engage the services of Ocean Tomo or another intellectual property valuation firm selected by Agent to conduct periodic appraisals of the value of the Intellectual Property of Borrower and any other Loan Party, provided that so long as no Event of Default exists, Borrower and the Guarantors shall not be obligated to reimburse Agent for the cost of more than one (1) such appraisal in any year of the term of this Agreement.

(e) Beyond the exercise of reasonable care to assure the safe custody of Collateral in Agent’s possession and the accounting for moneys actually received by Agent or any Lender hereunder, neither Agent nor any Lender shall have any duty or liability to exercise or preserve any rights, privileges or powers pertaining to the Collateral.

4.5    Grant of License to Use Intellectual Property Collateral. Each Loan Party which is a party hereto hereby grants to Agent an irrevocable, non-exclusive license (exercisable upon the occurrence and during the continuance of an Event of Default without payment of royalty or other compensation to such Loan Party) to use any Intellectual Property now owned, licensed to, or hereafter acquired by such Loan Party, and wherever the same may be located, solely for the purpose of, and only to the extent Agent determines is necessary or useful in, disposing of any of the Collateral. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. Such license will terminate on the date on which all Obligations are paid in full.

5.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Agent and the Lenders as follows at all times:

5.1    Due Organization, Authorization: Power and Authority. Borrower and each of its Domestic Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdictions of organization or formation and Borrower and each of its Domestic Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be qualified except where the failure to do so would not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, Borrower and each of its Subsidiaries has delivered to Agent a completed due diligence certificate signed by an officer of Borrower or such Subsidiary (each a “Due Diligence Certificate” and collectively, the “Due Diligence Certificates”). Borrower represents and warrants that (a) Borrower and each of its Subsidiaries’ exact legal name is that which is indicated on its respective Due Diligence Certificate and on the signature page of each Loan Document to which it is a party; (b) Borrower and each of its Subsidiaries is an organization of the type and is organized in the jurisdiction set forth on its respective Perfection Certificate; (c) each Due Diligence Certificate accurately sets forth each of Borrower’s and its Subsidiaries’ organizational identification number or accurately states that Borrower or such Subsidiary has none; (d) Borrower’s Due Diligence Certificate accurately sets forth Borrower’s and each of its Subsidiaries’ place of business, or, if more than one, its chief executive office as well as Borrower’s and each of its Subsidiaries’ mailing address (if different than its chief executive office); (e) Borrower and each of its Subsidiaries (and each of its respective predecessors) have not, in the past five (5) years, changed its jurisdiction of organization, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificates pertaining to Borrower and each of its Subsidiaries, is accurate and complete (it being understood and agreed that Borrower and each of its Subsidiaries may from time to time update certain information in the Perfection Certificates (including the information set forth in clause (d) above) after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower or any of its Domestic Subsidiaries is not now a Registered Organization but later becomes one, Borrower shall notify Agent of such occurrence and provide Agent with such Person’s organizational identification number within five (5) Business Days of receiving such organizational identification number.

The execution, delivery and performance by Borrower and each of the other Loan Parties of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s or such Loan Parties’ organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or such Loan Party, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any material agreement by which Borrower or any of such Loan Parties, or their respective properties, is bound. Neither Borrower nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default would reasonably be expected to have a Material Adverse Change. This Agreement and each other Loan Document to which any Loan Party is a party constitute the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws of general application effecting enforcements of creditors’ rights or general principles of equity.

5.2	Collateral.

(a) The provisions of this Agreement and the other Loan Documents are effective to create in favor of Agent a valid and enforceable security interest or other Lien in all right, title, and interest of each Loan Party which is a party hereto or thereto (as applicable) in, to and upon the collateral the subject thereof, and, upon the filing of appropriate UCC financing statements in the jurisdictions listed on the Due Diligence Certificate, such security interest will be a duly perfected and first priority security interest in all the collateral with respect to which a security interest may be perfected by filing a UCC financing statement in such jurisdiction, subject to no Liens other than Permitted Liens.

(b) Borrower and each of the Loan Parties has good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and neither Borrower nor any of its Domestic Subsidiaries have any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificates delivered to Agent in connection herewith with respect of which Borrower or the applicable Loan Party has given Agent notice and taken such actions as are necessary to give Agent a perfected security interest therein. The Accounts receivable are, and/or when arising will be, bona fide, existing obligations of the Account Debtors.

(c) On the Effective Date, the Collateral is not in the possession of any third party bailee (such as a warehouse) except as disclosed in the Perfection Certificate, and, as of the Effective Date, no such third party bailee possesses components of the Collateral in excess of Two Hundred Fifty Thousand Dollars ($250,000). None of the components of the Collateral shall be maintained at locations other than as disclosed in the Perfection Certificates on the Effective Date or as permitted pursuant to Section 6.11.

(d) All Inventory is in all material respects of good and marketable quality, free from material defects.

(e) Borrower and each of the Loan Parties is the sole owner of the Intellectual Property each respectively purports to own, except for non-exclusive licenses granted to its customers in the ordinary course of business and other licenses permitted under Section 7.1. Except as noted on the Perfection Certificates as of the Effective Date, neither Borrower nor any of the Loan Parties is a party to, nor is bound by, any material license or other material agreement with respect to which Borrower or such Loan Party is the licensee (i) that prohibits or otherwise restricts Borrower or such Loan Party from granting a security interest in Borrower’s or such Loan Parties’ interest in such material license or material agreement or any other property, or (ii) a default or termination of which could materially interfere with Agent’s or any Lender’s right to sell any Collateral. Borrower shall provide written notice to Agent and each Lender, no less frequently than quarterly, within thirty (30) days after the end of each quarter, of Borrower or any of Loan Party entering into or becoming bound by any material, inbound license or similar material agreement regarding Intellectual Property (other than over-the-counter software that is commercially available to the public). Borrower shall, and shall cause each Loan Party to, use commercially reasonable efforts to exclude from the terms of such licenses or agreements (other than over-the-counter software that is commercially available to the public) entered into after the Effective Date any provisions therein that would restrict or prohibit such licenses or agreement, or rights thereunder, from becoming subject to a security interest in favor of Agent.

5.3    Litigation. Except as set forth on Schedule 5.3, there are no actions, suits, investigations, or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or its Subsidiaries involving more than One Hundred Thousand Dollars ($100,000). No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of any Loan Document, or directing that the transactions provided for therein not be consummated as therein provided.

5.4    No Material Deterioration in Financial Condition; Financial Statements. All consolidated financial statements for Borrower and its Subsidiaries, delivered to Agent fairly present, in all material respects the consolidated financial condition of Borrower and its Borrower’s Subsidiaries, and the consolidated results of operations of Borrower and its Subsidiaries. There has not been any material deterioration in the consolidated financial condition of Borrower and its Subsidiaries since the date of the most recent financial statements submitted to any Lender.

5.5    No Defaults. No Default or Event of Default exists or would result from the incurring of any Obligations by Borrower or from the grant and perfection of the Liens upon the collateral the subject of any Loan Document in favor of Agent. As of the Effective Date, no Loan Party or any Subsidiary thereof is in default under or with respect to any contractual obligation in any respect that, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Effective Date, create an Event of Default.

5.6    Solvency. The fair salable value of Borrower’s and its Subsidiaries’ consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s and its Subsidiaries’ consolidated liabilities; Borrower and its Subsidiaries are not left with unreasonably small capital after the transactions in this Agreement; and Borrower and each of its Subsidiaries is able to pay its debts (including trade debts) as they mature.

5.7    Regulatory Compliance. Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries have complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower nor any of its Subsidiaries have violated any laws, ordinances or rules, the violation of which would reasonably be expected to have a Material Adverse Change. Neither Borrower’s nor an of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Change.

None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.8    Subsidiaries; Investments; Equity Interests Held By Borrower; Equity Interests in Borrower. Neither Borrower nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments. Except as otherwise set forth on Schedule 5.8, as of the Effective Date: (a) Borrower has no Subsidiaries; and (b) Borrower holds no other Equity Interests in any other Person. All of the outstanding Equity Interests in Borrower and in each Subsidiary thereof have been validly issued and are fully paid and nonassessable.

5.9    Tax Returns and Payments; Pension Contributions. Borrower and each of its Subsidiaries, have timely filed all required tax returns and reports, and Borrower and each of its Subsidiaries, have timely paid all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower and such Subsidiaries, in all jurisdictions in which Borrower or any such Subsidiary is subject to taxes, including the United States, unless such taxes are being contested in accordance with the following sentence. Borrower and each of its Subsidiaries, may defer payment of any contested taxes, provided that Borrower or such Subsidiary, (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Agent in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. As of the Effective Date, neither Borrower nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Borrower’s or such Subsidiaries’, prior tax years which could result in additional taxes becoming due and payable by Borrower or its Subsidiaries. Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries have, withdrawn from participation in, and have not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which would reasonably be expected to result in any material liability of Borrower or its Subsidiaries, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10    Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely to pay transaction fees and expenses relating to such Credit Extensions, as working capital, and to fund its general business requirements in accordance with the provisions of this Agreement, and not for personal, family, household or agricultural purposes. A portion of the proceeds of the Term Loan shall be used by Borrower to repay the Existing Indebtedness in full on the Effective Date.

5.11    Environmental and Related Matters. Borrower conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties (and the business, operations and properties of each of its Subsidiaries), and as a result thereof Borrower has reasonably concluded that such Environmental Laws and Environmental Claims, individually or in the aggregate, do not, and could not reasonably be expected to, have a Material Adverse Effect.

5.12    Insurance. The properties of each Loan Party and each Subsidiary thereof are insured with financially sound and reputable insurance companies that are not Affiliates of any of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or its Subsidiary operates.

5.13    Labor Relations. There are no strikes, lockouts or other material labor disputes against Borrower or any Subsidiary thereof, or to Borrower’s knowledge, threatened against or affecting Borrower or any Subsidiary thereof, and no significant unfair labor practice complaint is pending against Borrower or any Subsidiary thereof or, to the knowledge of Borrower, threatened against any of them before any Governmental Authority. Except as set forth on Schedule 5.13, Borrower is not a party to any collective bargaining agreements or contracts, no union representation exists on Borrower’s facilities and, to the knowledge of Borrower, no union organizing activities are taking place.

5.14    Intellectual Property. Borrower and each Subsidiary thereof owns or is licensed or otherwise has the right to use all of the Intellectual Property and other rights that are reasonably necessary for the operation of their respective businesses, except for those the failure of which to own or license would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by Borrower and its Subsidiaries and the operation of their respective businesses do not infringe any valid and enforceable intellectual property rights of any other Person, except to the extent any such infringement would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower or any Subsidiary thereof infringes upon any rights held by any other Person, except to the extent any such infringement would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to Borrower’s knowledge, threatened in writing, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to Borrower’s knowledge, proposed, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.15    Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, except as set forth on Borrower’s Perfection Certificate, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.16    Full Disclosure. No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any certificate or written statement given to Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.17    Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

6.	AFFIRMATIVE COVENANTS

Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1	Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Change. Comply with all laws, ordinances and regulations to which Borrower or any of its Subsidiaries is subject, the noncompliance with which would reasonably be expected to have a Material Adverse Change.

(b) Obtain and keep in full force and effect, all of the Governmental Approvals necessary for the performance by Borrower and the other Loan Parties of their obligations under the Loan Documents to which each is a Party and the grant of a security interest to Agent for the ratable benefit of the Lenders, in all of the Collateral. Except to the extent disclosed by Borrower in its public filings, Borrower shall promptly provide copies to Agent of any material Governmental Approvals obtained by Borrower or any of its Subsidiaries.

(c) Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties or businesses, except in such instances in which: (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings timely instituted and diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.2	Financial Statements, Reports, Certificates; Other Information.

(a) Deliver to Agent and each Lender: (i) as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, a consolidated balance sheet for Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth, in each case in comparative form, the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; (ii) as soon as available, but in any event within forty five (45) days after the end of each of the fiscal quarters (including the fourth fiscal quarter) in each fiscal year, a consolidated balance sheet for Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and the portion of Borrower’s fiscal year then ended, setting forth, in each case in comparative form, the figures for the corresponding portions of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year end audit adjustments and the absence of footnotes; (iii) as soon as available, but in any event within thirty (30) days after the end of each fiscal month (including the last fiscal month of each fiscal quarter and each fiscal year) of each fiscal year, a consolidated balance sheet for Borrower and its Subsidiaries as at the end of such fiscal month, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal month and the portion of Borrower’s fiscal year then ended, setting forth, in each case in comparative form, the figures for the corresponding portions of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year end audit adjustments and the absence of footnotes; (iv) as soon as available after approval thereof by Borrower’s Board of Directors, but no later than ten (10) days after the last day of each of Borrower’s fiscal years, Borrower’s consolidated and consolidating (including but not limited to for Borrower’s Foreign Subsidiaries) financial projections for the entire current fiscal year as approved by Borrower’s Board of Directors, which such annual projections shall be set forth in a month-by-month format (such annual financial projections as originally delivered to Agent and the Lenders are referred to herein as the “Annual Projections”; provided that, any revisions of the Annual Projections approved by Borrower’s Board of Directors shall be delivered to Agent and the Lenders no later than seven (7) days after such approval); (v) within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or holders of Subordinated Debt; (vi) within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission, (vii) promptly after any request by Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) or similar entity of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary thereof, or any audit of any of them; (viii) except to the extent disclosed in Borrower’s public filings, prompt (but no more frequently than quarterly, within thirty (30) days after the end of each quarter) notice of (A) any material change in the composition of the Intellectual Property, (B) the registration or recordation with the United States Copyright Office or the United States Patent and Trademark Office of any ownership right of Borrower or any other Loan Party in or to any copyright, patent or trademark, and (C) Borrower’s knowledge of any event that in Borrower’s reasonable judgment has materially and adversely affected the value of the Intellectual Property; (ix) as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month-end account statements for each deposit account or securities account maintained by Borrower or any Loan Party, which statements may be provided to Agent and each Lender by Borrower or directly from the applicable institution(s), (x) together with the monthly financial statements required by clause (iii) above, an updated sales backlog statement (including details for each unit) setting forth information on a quarterly basis for the remainder of the fiscal year and on an annual basis for the following two fiscal years, and (xi) other financial information as reasonably requested by Agent or any Lender. Notwithstanding the foregoing, documents required to be delivered pursuant to the terms hereof may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address.

(b) Concurrently with the delivery of the financial statements specified in Sections 6.2(a)(ii) and (iii) above but no later than forty-five (45) days after the end of each quarter nor later than thirty (30) days after the last day of each month, as applicable, deliver to each Lender, (x) a duly completed Compliance Certificate signed by a Responsible Officer, (y) a report of Borrower’s aged listings by invoice date, Account Debtor and location of Account Debtor (foreign or domestic) of Borrower’s accounts receivable, together with a comparison to the report for the prior period, and (z) a report of cash on hand with each of Borrower’s Foreign Subsidiaries, by Foreign Subsidiary.

(c) Keep proper books of record and account in accordance with GAAP in all material respects, in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities and maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over it, as the case may be. Borrower shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Borrower, Agent (or any Lender, if an Event of Default then exists) during regular business hours upon reasonable prior notice (except while an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral. Such audits shall be conducted no more often than (i) twice every year in the case of audits of Borrower or any Domestic Subsidiary or (ii) once each year in the case of audits of Subsidiaries that are not Domestic Subsidiaries, unless (and more frequently if) an Event of Default has occurred and is continuing.

6.3    Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects except for Inventory for which adequate reserves have been made. Returns and allowances between Borrower, or any of its Subsidiaries, and their respective Account Debtors shall follow Borrower’s, or such Subsidiary’s, customary practices as they exist at the Effective Date. Borrower must promptly notify Agent of all returns (other than in connection with exchanges that do not involve product quality), recoveries, disputes, recalls and claims with respect to catheters, the Sensei Robotic System, or the Magellan Robotic System that individually or in the aggregate involve in any calendar year more than (x) Two Hundred Fifty Thousand Dollars ($250,000) with respect to catheters or (y) one unit with respect to either the Sensei Robitic System or the Magellan Robotic System.

6.4    Taxes; Pensions. Timely file and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely file, all foreign, federal, state, and local taxes, assessments, deposits and contributions owed by Borrower or its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Agent, promptly on demand, appropriate certificates attesting to such payments, and pay all material amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5    Insurance. Keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location and as Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Agent and Lenders. With respect to Borrower and its Domestic Subsidiaries, all property policies shall have a lender’s loss payable endorsement showing Agent as lender loss payee and waive subrogation against Agent, and all liability policies shall show, or have endorsements showing, Agent, as additional insured. All such policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Agent at least thirty (30) days’ notice before canceling, amending, or declining to renew its policy. At Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Agent’s option, be payable to Agent, for the ratable benefit of the Lenders, on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Five Hundred Thousand Dollars ($500,000) with respect to any loss, but not exceeding One Million Dollars ($1,000,000), in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be comparable to the replaced or repaired Collateral and (ii) shall be deemed Collateral (so long as such damaged or destroyed property constituted Collateral) in which Agent has been granted a first priority security interest (so long as such damaged or destroyed property was required hereunder to be subject to Agent’s first priority security interest), and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Agent, be payable to Agent, for the ratable benefit of the Lenders, on account of the Obligations. If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Agent and/or any Lender may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Agent or such Lender deems prudent.

6.6	Collateral Accounts.

(a) Schedule 6.6 sets forth details with respect to all Collateral Accounts and Excluded Accounts in existence on the Effective Date. Borrower shall provide Agent five (5)

days prior written notice before: (a) establishing any Collateral Account or Excluded Account at or with any bank or financial institution; or (b) terminating or otherwise materially modifying any Collateral Account or Excluded Account. In addition, for each Collateral Account that Borrower at any time maintains, Borrower shall (except to the extent specifically not required by Agent in writing) cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien, for the ratable benefit of each Lender, in such Collateral Account in accordance with the terms hereof and the Collateral Documents.

(b) Neither Borrower nor any of its Domestic Subsidiaries shall maintain any Collateral Accounts except Collateral Accounts located in the United States in accordance with Section 6.6(a).

(c) Agent and the Lenders agree not to give a notice of exclusive control, entitlement order, or other directions or instructions under any Control Agreement unless an Event of Default has occurred.

6.7    Protection of Intellectual Property Rights. Borrower and each of its Subsidiaries shall: (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to Borrower’s business; (b) promptly advise Agent in writing of material infringement by a third party of its Intellectual Property, if such infringement would reasonably be expected to have a Material Adverse Change; and (c) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.

6.8    Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Agent and Lenders, without expense to Agent or Lenders, upon reasonable notice and at reasonable times (unless an Event of Default has occurred), Borrower and each of its Subsidiaries and each of Borrower’s and its Subsidiaries’ officers, employees and agents and Borrower’s Books, to the extent that Agent or any Lender may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent or any Lender with respect to any Collateral or relating to Borrower.

6.9	Notices.

(a) Borrower will give prompt written notice to Agent and Lenders of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which would reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of Two Hundred Fifty Thousand Dollars ($250,000) or more or which would reasonably be expected to have a Material Adverse Change. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within five (5) Business Days) upon Borrower becoming aware of the existence of any Default or Event of Default, Borrower shall give written notice to Agent and Lenders of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

(b) Borrower will give prompt written notice to Agent and Lenders upon Borrower having knowledge that the sum (without duplication) of (i) expenses incurred, (ii) outstanding settlement offers made, (iii) settlements, and (iv) judgments in connection with proceedings pending or threatened (in writing), in each case with respect to claims that have been tendered or would qualify for tender by Borrower under Borrower’s directors and officers liability insurance (the “D&O Policy”), becoming greater than (x) the aggregate coverage limits under such D&O Policy minus (y) Two Million Five Hundred Thousand Dollars ($2,500,0000) (a “D&O Coverage Condition”). At all times during the existence of a D&O Coverage Condition, Borrower will provide to Agent, concurrently with the delivery of the financial statements specified in Section 6.2(a)(i) but no later than thirty (30) days after the last day of each month, a report, in reasonable detail, showing the then current amounts under clauses (i), (ii), (iii) and (iv), above, the aggregate of all such amounts, and the excess, if any, of such aggregate amount over Borrower’s aggregate coverage limits under its D&O Policy (the “Excess D&O Claims Amount”).

(c) Borrower will give prompt written notice to Agent and Lenders of the occurrence of any ERISA Event (together with a copy of any notice to the PBGC regarding such ERISA Event);

(d) Borrower will give prompt written notice to Agent and Lenders of any material labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Loan Party or any Subsidiary thereof;

(e) Borrower will give prompt written notice to Agent and Lenders of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary thereof.

(f) Each notice pursuant to this Section 6.9 shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action, if any, Borrower (or the other applicable Person) has taken or proposes to take with respect thereto. Each notice of the occurrence of an Event of Default given pursuant to Section 6.9(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been (or could reasonably be expected to be) breached or violated.

6.10    Minimum Liquidity. Borrower shall at all times maintain Liquidity of at least Fifteen Million Dollars ($15,000,000), of which not less than Five Million Dollars ($5,000,000) shall be Restricted; provided, that within ten (10) days after the occurrence of a D&O Coverage Condition and at all times thereafter so long as a D&O Coverage Condition exists, Borrower shall maintain Liquidity of not less than the sum of (i) Fifteen Million Dollars ($15,000,000) and (ii) the Excess D&O Claims Amount.

6.11    Landlord Waivers; Bailee Waivers. In the event that Borrower or any of its Domestic Subsidiaries, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with a value in excess of Two Hundred Fifty Thousand Dollars ($250,000) with, or deliver any portion of the Collateral with a value in excess of Two Hundred Fifty Thousand Dollars ($250,000) to, a bailee, in each case pursuant to Section 7.2, then Borrower or such Domestic Subsidiary will first receive the written consent of Agent and such bailee or landlord, as applicable, must execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Agent prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.

6.12    Creation/Acquisition of Subsidiaries. In the event Borrower, or any of its Subsidiaries creates or acquires any Subsidiary, Borrower shall promptly notify Agent and each Lender of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Agent or any Lender to cause each such Subsidiary, if it is a Domestic Subsidiary, to become a co-Borrower hereunder or to guarantee the Obligations of Borrower under the Loan Documents and, in each case, grant a continuing pledge and security interest in and to the assets of such Domestic Subsidiary (substantially as described on Exhibit A hereto); and (or, in Agent’s reasonable discretion) Borrower or such Subsidiary, as applicable, shall grant and pledge to Agent, for the ratable benefit of the Lenders, a perfected security interest in the Shares of the new Subsidiary (provided that if such new Subsidiary is not a Domestic Subsidiary, the pledge shall not be for more than sixty-five percent (65%) of the outstanding shares of such Subsidiary) and shall execute and deliver to Agent such other agreements as Agent may require. Without limiting the foregoing, in the event that the operating agreement for ECL7 no longer restricts it from providing a guarantee or otherwise incurring debt, Borrower shall cause ECL7 to become a co-Borrower hereunder or, in Lenders’ reasonable discretion, to guarantee the Obligations of Borrower under the Loan Documents.

6.13    Use of Proceeds. Borrower shall use the proceeds of the Term Loan solely for the purposes set forth in Section 5.10.

6.14    ERISA Compliance. Borrower shall comply and shall cause each of its Subsidiaries to comply with the provisions of ERISA with respect to any Plans to which Borrower or any such Subsidiary is a party as employer.

6.15    Further Assurances.

(a) Execute any further instruments and take further action as Agent or any Lender reasonably requests to perfect or continue Agent’s Lien in the Collateral or to effect the purposes of this Agreement.

(b) Deliver to Agent and Lenders, within five (5) days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority that would reasonably be expected to have a material adverse effect on any of the Governmental Approvals material to Borrower’s business or otherwise on the operations of Borrower or any of Borrower’s Subsidiaries.

7.	NEGATIVE COVENANTS

Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:

7.1    Dispositions. Convey, sell, lease, transfer, assign, dispose of or otherwise make cash payments consisting of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any material part of its business or property, except for Transfers (a) consisting of cash payments to trade creditors in the ordinary course of business; (b) of Inventory in the ordinary course of business, and non-exclusive licenses of Intellectual Property in connection therewith; (c) of worn-out, excess or obsolete Equipment; (d) permitted by Section 7.3; (e) in connection with Permitted Indebtedness, Permitted Liens and Permitted Investments; (f) of non-exclusive licenses for the use of the Intellectual Property of Borrower, or any of Borrower’s Domestic Subsidiaries, in the ordinary course of business in connection with corporate collaborations; (g) consisting of Permitted Licenses; or (h) of property that is not otherwise permitted hereunder for cash consideration to Persons who are not Affiliates of Borrower if: (A) immediately prior to and immediately after giving effect to any such Disposition, there does not exist a Default or an Event of Default; (B) the aggregate fair market value of all assets so sold by Borrower and its Subsidiaries does not exceed Three Hundred Seventy-Five Thousand Dollars ($375,000) in any fiscal year; and (C) the Net Proceeds of such Disposition, together with the Net Proceeds of any other Dispositions effected under Section 7.1(c) and the Net Proceeds of all Events of Loss, exceed the Threshold Amount in the aggregate for all such Dispositions and Events of Loss in any fiscal year, such Net Proceeds in excess of the Threshold Amount for such fiscal year are: (1) except as otherwise permitted by Section 2.2(b)(iii), applied upon the receipt thereof by Borrower or any Subsidiary to the repayment of the Obligations; or (2) otherwise, used within ninety days of the receipt thereof by Borrower or any of its Subsidiaries to purchase property otherwise permitted hereunder; provided that a Responsible Officer of Borrower shall have notified Agent promptly after its determination to so apply or use the Net Proceeds and shall have certified the receipt of not less than fair market value for such property and the proper application of such Net Proceeds in accordance with this Section 7.1(h). Notwithstanding anything to the contrary contained in this Section 7.1, any Disposition pursuant to any of the foregoing subsections of this Section 7.1 shall be for not less than fair market value. Agent shall enter into a Non-Disturbance Agreement with the licensee of any Permitted License that any Loan Party grants pursuant to Section 7.1(g).

7.2    Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower as of the Effective Date or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) any Key Person shall cease to be actively engaged in the management of Borrower unless a replacement for such Key Person (including any interim replacement) is approved by Borrower’s Board of Directors and engaged by Borrower within one hundred twenty (120) days of such change, or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than thirty percent (30%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering).

Borrower shall not, without at least thirty (30) days’ prior written notice to Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000) in assets or property of Borrower); (B) change its jurisdiction of organization, (C) change its organizational structure or type, (D) change its legal name, or (E) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock, shares or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary (provided such surviving Subsidiary is a “co-Borrower” hereunder or has provided a secured guaranty of Borrower’s Obligations hereunder) or into Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.

7.4	Indebtedness.

(a) Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

(b) amend any provision in any document relating to any Indebtedness that would increase the amount thereof or otherwise could reasonably be expected to adversely affect the rights and remedies of Agent and Lenders or have a Material Adverse Effect; or

(c) make any prepayment, redemption or repurchase of any Permitted Indebtedness.

7.5    Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens that are permitted by the terms of this Agreement to have priority over Agent’s Lien), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent or any Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of Borrower’s Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s, or such Subsidiary’s, Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6    Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7    Distributions; Investments. (a) Pay any dividends (other than dividends payable solely in capital stock) or make any distribution or payment or redeem, retire or purchase any capital stock (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed Two Hundred Fifty

Thousand Dollars ($250,000) in the aggregate per fiscal year) or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so, provided that in no event shall Borrower encumber its cash position or schedule the interest payment dates and maturities of its Investments in a manner that impedes, hinders or interferes with the availability of funds to meet Borrower’s expected cash needs or need to pay Indebtedness as it becomes due in the ordinary course of business.

7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, and (b) equity investments by Borrower’s investors.

7.9	[Reserved].

7.10    Compliance; Use of Proceeds. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the failure or violation would reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which would reasonably be expected to result in any material liability of Borrower, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11    Burdensome Agreements. Enter into any contractual obligation (other than this Agreement or any other Loan Document) that: (i) limits the ability: (A) of any Subsidiary of Borrower to make Restricted Payments to Borrower or to otherwise transfer property to Borrower; (B) of any Subsidiary of Borrower to guarantee the Indebtedness of Borrower; or (C) of Borrower or any Subsidiary thereof to create, incur, assume or suffer to exist Liens on property of such Person; provided that this subclause (C) shall not prohibit any negative pledge incurred or provided in favor of any holder of Permitted Indebtedness secured by Liens permitted pursuant to clause (d) of the definition of “Permitted Lien” solely to the extent that any such negative pledge relates to the property financed by or the subject of such Permitted Indebtedness; or (ii) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.12    Compliance with Anti-Terrorism Laws. Agent hereby notifies Borrower that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Borrower and their principals, which information includes the name and address of Borrower and their principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws. Borrower shall not, nor shall Borrower permit any Subsidiary or Affiliate under its direct or indirect control to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Borrower shall immediately notify Agent if Borrower has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower under its direct or indirect control, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower shall not, nor shall Borrower permit any Subsidiary or Affiliate under its direct or indirect control to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1    Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1 (a) hereof). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2	Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.9 (Notices of Litigation and Default), 6.10 (Financial Covenants), 6.12 (Creation/Acquisition of Subsidiaries), 6.13 (Use of Proceeds) or 6.14 (ERISA Compliance) or Borrower violates any covenant in Section 7; or

(b) Borrower, or any of Borrower’s Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within thirty (30) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the thirty (30) day period or cannot after diligent attempts by Borrower be cured within such thirty (30) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed sixty (60) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this Section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3    Material Adverse Change. A Material Adverse Change occurs;

8.4	Attachment; Levy; Restraint on Business.

(a)(i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any other Loan Party on deposit with any Lender or any Lender’s Affiliate or any bank or other institution at which Borrower maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and

(b)(i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5    Insolvency. (a) Borrower, any Guarantor or ECL7 is unable to pay its debts (including trade debts) as they become due, has unreasonably small capital, or total liabilities exceeding the aggregate fair market value of its assets; (b) Borrower, any Guarantor or ECL7 begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower, any Guarantor or ECL7 and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6    Other Agreements. There is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000);

8.7    Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order or decree);

8.8    Misrepresentations. Borrower or any Responsible Officer of Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent and/or Lenders or to induce Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9	[Reserved].

8.10    Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Section 8.3 occurs; (d) any circumstance described in Sections 8.4, 8.5, 8.7, or 8.8 occurs with respect to any guarantor; or (e) the liquidation, winding up, or termination of existence of any guarantor, other than in connection with a transfer of its assets to another Loan Party;

8.11    Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or would reasonably be expected to result in a Material Adverse Change;

8.12    Lien Priority. Any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby (other than as a result of any act or omission of Agent or Lenders), subject to no prior or equal Lien, other than Permitted Liens;

8.13    ERISA Event. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount; or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount;

8.14    Loan Documents. Any Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect other than in accordance with its terms; or any Loan Party contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or

8.15    Crimes. A Loan Party or any of its senior officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Loan Party’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that would reasonably be expected to lead to forfeiture of any material property or any collateral upon which such Loan Party has granted a Lien to Agent or the right to conduct a material part of its business.

9.	RIGHTS AND REMEDIES

9.1	Rights and Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, Agent may, and at the written direction of any Lender shall, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations (including any applicable Make-Whole Amount) immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations (including any applicable Make-Whole Amount) shall be immediately due and payable without any action by Agent or the Lenders) or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Agent and/or the Lenders shall be immediately terminated without any action by Agent or the Lenders).

(b) Without limiting the rights of the Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default Agent shall have the right, without notice or demand, to do any or all of the following:

(i) foreclose upon and/or sell or otherwise liquidate, the Collateral;

(ii) apply to the Obligations any (a) balances and deposits of Borrower that Agent or any Lender holds or controls, or (b) any amount held or controlled by Agent or any Lender owing to or for the credit or the account of Borrower; and/or

(iii) commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.

(c) Without limiting the rights of the Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default Agent shall have the right, without notice or demand, to do any or all of the following:

(i) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent considers advisable, notify any Person owing Borrower money of Agent’s security interest in such funds, and verify the amount of such account;

(ii) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Agent requests and make it available in a location as Agent reasonably designates. Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Agent a license to enter and occupy any of its premises, without charge, as reasonably necessary to exercise any of Agent’s rights or remedies;

(iii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, the Collateral. Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Agent, for the benefit of the Lenders;

(iv) place a “hold” on any account maintained with Agent or the Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(v) demand and receive access to Borrower’s Books and the books and records of any other Loan Party;

(vi) appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrower; and

(vii) Subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2    Power of Attorney. Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies (but in no event may Agent cancel or reduce coverage under any of Borrower’s insurance policies); (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Agent or a third party as the Code or any applicable law permits. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Agent and the Lenders are under no further obligation to make Credit Extensions hereunder. Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Agent’s and the Lenders’ obligation to provide Credit Extensions terminates.

9.3    Protective Advances. If any Loan Party which is a party hereto fails to obtain the insurance required by the terms hereof or fails to pay any premium thereon or fails to pay any other amount which such Loan Party is obligated to pay under this Agreement, any other Loan Document or otherwise, Agent or Lenders (or any of them), in its or their (as applicable) sole discretion, may obtain such insurance or make such payment (any such amount so paid by Agent or Lenders, a “Protective Advance”). Without limiting the generality of the foregoing, Agent or Lenders (or any of them) shall be authorized, in its or their (as applicable) sole discretion, to make Protective Advances on behalf of the Loan Parties (or any of them), if and to the extent that Agent or Lenders (or any of them), as applicable, deem such Protective Advances are necessary or desirable to preserve or protect Collateral or to enhance the collectability or repayment of the Obligations. Agent or any Lender which intends to make any Protective Advance shall use commercially reasonable efforts, to the extent practicable, to consult with Agent and/or the other Lenders (as applicable) prior to making any Protective Advance. Notwithstanding the foregoing, in no event shall Agent or any Lender have any duty or obligation to make any Protective Advance(s). All Protective Advances paid shall constitute expenses reimbursable under Section 12.2, shall be immediately due and payable, shall bear cash interest until paid at the then highest interest rate applicable to any of the Obligations and shall be secured by the Collateral. Required Lenders may at any time revoke Agent’s authority to make Protective Advances hereunder by written notice to Agent. Agent will use good faith commercially reasonable efforts (with no liability for failing to do so) to provide Borrower with notice of Agent or Lenders obtaining any insurance on behalf of Borrower or any other Loan Party at the time it is obtained or within a reasonable time thereafter. The making of any Protective Advances shall not be or be deemed to be an agreement to make Protective Advances in similar or different circumstances in the future and shall not operate or be deemed to operate as a waiver by Agent or any Lender of any Event of Default.

9.4    Application of Payments and Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower of all or any part of the Obligations, and, as between Borrower on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to Agent, to pay all fees, costs, expenses and indemnification payments then due to Agent under the Loan Documents (excluding all Protective Advances made by Agent); second, pro rata, to Agent and any Lender which has made a Protective Advance, to pay all Protective Advances made by such Persons; third, pro rata, to the Lenders according to their respective Percentage Shares, to pay all accrued but unpaid interest (including (A) PIK Interest, (B) interest at the Default Rate and (C) interest that, but for the provisions of the United States Bankruptcy Code, would have accrued on the Term Loan) on the Term Loan owing to the Lenders; fourth, pro rata, to the Lenders according to their respective Pro Rata Shares, to pay the outstanding principal balance of the Term Loan until such time as the outstanding principal balance of the Term Loan has been paid in full; and fifth, pro rata, to Agent and the Lenders, to pay all remaining Credit Outstandings and other Obligations owing to Agent or any Lenders. Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to Pro Rata Share unless expressly provided otherwise. Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of the Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by Borrower. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its ratable share of scheduled payments made on any date or dates, then such Lender shall remit to Agent or other Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Agent. If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lenders’ claims. To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for Agent and other Lenders for purposes of perfecting Agent’s security interest therein.

9.5    Liability for Collateral. So long as Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Agent and the Lenders, Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6    No Waiver; Remedies Cumulative. Agent’s or any Lender’s failure, at any time or times, to require strict performance by Borrower or any other Loan Party of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Agent and then is only effective for the specific instance and purpose for which it is given. Agent’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Agent has all rights and remedies provided under the Code, any applicable law, by law, or in equity. Agent’s exercise of one right or remedy is not an election, and Agent’s waiver of any Event of Default is not a continuing waiver. Agent’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7    Demand Waiver. Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent on which Borrower is liable.

10.	NOTICES.

10.1    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.2), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telefacsimile transmission or sent by approved electronic communication in accordance with Section 10.2, and all notices and other communications expressly permitted to be given by telephone shall be made to the applicable telephone number, to the address, telefacsimile number, e mail address or telephone number specified for such Person on Schedule 10.1.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, and notices sent by telefacsimile transmission or by means of approved electronic communication shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); provided that notices delivered through electronic communications to the extent provided by Section 10.1(b) shall be effective as provided in such subsection.

10.2    Electronic Communications.

(a) Notices and other communications to Borrower, Agent and Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by Agent. In furtherance of the foregoing, each Lender agrees to notify Agent in writing, on or before the date such Lender becomes a party to this Agreement, of such Lender’s e mail address to which a notice may be sent (and from time to time thereafter to ensure that Agent has on record an effective e mail address for such Lender). Agent may, in its discretion, agree to accept notices and other communications to it hereunder by means of electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Agent otherwise prescribes: (A) notices and other communications sent to an e mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(b) Borrower hereby acknowledges that: (A) Borrower or Agent may make specified materials (“Specified Materials”) available to Lenders by posting some or all of the Specified Materials on an Electronic Platform; (B) the distribution of materials and information through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with any such distribution; (C) the Electronic Platform is provided and used on an “AS IS,” “AS AVAILABLE” basis; and (D) neither Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency or sequencing of the Specified Materials posted on the Electronic Platform. Borrower further acknowledges that certain Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Subsidiaries or Affiliates or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that so long as Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities: (1) all Specified Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Specified Materials “PUBLIC,” Borrower shall be deemed to have authorized Agent and Lenders to treat such Specified Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States federal and state securities laws (provided that, to the extent such Specified Materials constitute Information, they shall be treated as set forth in Section 12.9); (3) all Specified Materials marked “PUBLIC” may be made available through a portion of the Electronic Platform designated “Public Investor,” “Public Side Information” or words to similar effect; and (4) Agent shall be entitled to treat any Specified Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Electronic Platform not designated “Public Investor,” “Public Side Information” or words of similar effect. Notwithstanding the foregoing, Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

AGENT, ON BEHALF OF ITSELF AND ITS AFFILIATES, EXPRESSLY AND SPECIFICALLY DISCLAIMS, WITH RESPECT TO THE ELECTRONIC PLATFORM, DELAYS IN POSTING OR DELIVERY, OR PROBLEMS ACCESSING THE SPECIFIED MATERIALS POSTED ON THE ELECTRONIC PLATFORM, AND ANY LIABILITY FOR ANY LOSSES, COSTS, EXPENSES OR LIABILITIES THAT MAY BE SUFFERED OR INCURRED IN CONNECTION WITH THE ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSES, NON INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE ELECTRONIC PLATFORM.

(c) Each Lender hereby agrees that notice to it in accordance with Section 10.2(a) specifying that any Specified Materials have been posted to the Electronic Platform shall, for purposes of this Agreement, constitute effective delivery to such Lender of such Specified Materials. EACH LENDER: (A) ACKNOWLEDGES THAT THE SPECIFIED MATERIALS, INCLUDING INFORMATION FURNISHED TO IT BY ANY LOAN PARTY OR AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THE LOAN DOCUMENTS, MAY INCLUDE MATERIAL, NON PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES OR THEIR RESPECTIVE SECURITIES; AND (B) CONFIRMS THAT: (1) IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL, NON PUBLIC INFORMATION; (2) IT WILL HANDLE SUCH MATERIAL, NON PUBLIC INFORMATION IN ACCORDANCE WITH SUCH PROCEDURES AND APPLICABLE LAWS, INCLUDE FEDERAL AND STATE SECURITIES LAWS; AND (3) TO THE EXTENT IT HAS SUCH A PERSON, IT HAS IDENTIFIED TO AGENT AND BORROWER A CONTACT PERSON WHO MAY RECEIVE SPECIFIED MATERIALS THAT MAY CONTAIN MATERIAL, NON PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAWS.

10.3    Change of Address, Etc. Borrower, Agent and Lenders may change their respective address(es), telefacsimile number(s), telephone number(s) or e mail address(es) for notices and other communications hereunder by notice to the other parties hereto.

10.4    Reliance by Agent and Lenders. Agent and Lenders shall be entitled to rely and act upon any notices (including telephonic or electronically delivered requests for a Credit Extension) purportedly given by or on behalf of Borrower even if: (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Agent and each Lender and their respective Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording.

11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower, Agent and each Lender each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, nothing in this Agreement shall be deemed to operate to preclude Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent or any Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, AGENT AND EACH LENDER EACH WAIVE ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ANY PARTY TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12.	GENERAL PROVISIONS

12.1    Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent and each Lender, other than in connection with a Permitted Acquisition and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except: (i) in accordance with the provisions of subsection (b) of this Section 12.1; (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 12.1; or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 12.1 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 12.1 and, to the extent expressly contemplated hereby, the Related Parties of each of Agent and each Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time (and without the consent of Borrower) assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) or the Term Loan at the time owing to it, as applicable); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment(s) or portion of the Term Loan at the time owing to it, as applicable, or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the assignment, shall not be less than One Million Dollars ($1,000,000) or an integral amount of Five Hundred Thousand Dollars ($500,000) in excess thereof unless Agent otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan or the Commitment assigned; (iii) any assignment by a White Oak Lender (other than to an Eligible Assignee) must be approved by Agent (which approval shall not be unreasonably withheld or delayed); provided that, absent the written consent of Agent and all Lenders (which consent may be given or withheld in each such Person’s sole discretion), in no event may any such assignment be made in favor of Borrower or any of its Affiliates; (iv) any assignment by a Non-White Oak Lender must be approved by Agent (such approval to be granted or withheld by Agent in its sole discretion); provided that, absent the written consent of Agent and all Lenders (which consent may be given or withheld in each such Person’s sole discretion), in no event may any such assignment be made in favor of Borrower or any of its Affiliates; (v) the assignee, if it is not then a Lender, shall deliver to Agent all administrative details reasonably requested by Agent; and (vi) the assigning Lender and assignee shall execute and deliver to Agent an executed Assignment Agreement (which Borrower shall acknowledge) and shall pay to Agent a processing and recordation fee of

Three Thousand Five Hundred Dollars ($3,500), which fee Agent may, in its sole discretion, reduce or waive. Subject to acceptance and recording thereof by Agent pursuant to subsection (c) of this Section 12.1, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.9, Section 2.10 and Section 12.2 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower (at its expense) shall execute and deliver Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 12.1.

(c) Agent, acting solely for this purpose as an agent of Borrower, shall maintain at its office a copy of each Assignment Agreement delivered to it in connection herewith and a Register. The entries in the Register shall be conclusive, and Borrower, Agent and Lenders may treat each Person whose is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from Agent a copy of the Register.

(d) Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell participations to any Person other than a natural person, Borrower or any of Borrower’s Affiliates (each such purchaser of a participation, a “Participant”) in all or a portion of such Person’s rights and/or obligations under this Agreement (including all or a portion of its Commitment(s) or the Term Loan owing to it, as applicable); provided that: (i) such Person’s obligations under this Agreement shall remain unchanged; (ii) such Person shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) Borrower, Agent and Lenders shall continue to deal solely and directly with such Person in connection with such Person’s rights and obligations under this Agreement. Any document pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such document may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification in respect of: (A) increases in the commitment of such Participant; (B) reductions of principal, interest, Make-Whole Amounts or fees payable to such Participant, or the priority in which such principal, interest, Make-Whole Amounts or fees are payable; (C) extensions of the Maturity Date; or (D) any release, compromise or subordination of all or substantially all of the value of the Guaranties or all or substantially all of the collateral securing the Obligations. Subject to subsection (e) of this Section 12.1, Borrower agrees that each Participant shall be entitled to the benefits of Section 2.9 and Section 2.10 to the same extent as if it were a Lender hereunder and had acquired its interest by assignment pursuant to subsection (b) of this Section 12.1. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.2 as though it were a Lender, as long as such Participant agrees to be subject to Section 2.10 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 2.9 or Section 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.2    Expenses; Indemnity; Damage Waiver.

(a) Borrower shall pay: (i) all out of pocket expenses incurred by Agent, and Lenders and the Affiliates of the foregoing (including travel, lodging and food expenses and the fees, charges and disbursements of outside counsel for Agent and Lenders), in connection with the preparation, negotiation, execution, delivery and administration of: (A) this Agreement and the other Loan Documents executed and delivered on or prior to the Effective Date; (B) subject to clause (ii) hereof, any Loan Documents executed and delivered after the Effective Date; and (C) subject to clause (ii) hereof, amendments, modifications or waivers of the provisions hereof or of any Loan Document following the Effective Date (whether or not the transactions contemplated hereby or thereby shall be consummated) if requested by Borrower; and (ii) all out of pocket expenses (including all such out-of-pocket expenses incurred during any workout or restructuring (or negotiations in connection with the foregoing)) incurred by Agent or any Lender (including travel, lodging and food expenses and the fees, charges and disbursements of any counsel for Agent or any Lender (including any such counsel who may be employees of Agent or any Lender)) in connection with the enforcement or protection of its rights (including its rights under this Section 12.2) under this Agreement and the other Loan Documents in connection with any Event of Default or any Default that becomes an Event of Default.

(b) Subject to Section 12.2(a), Borrower shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower, any Subsidiary thereof or any other Loan Party arising out of, in connection with, or as a result of: (i) the execution or delivery of this Agreement, any other Loan Document or any document contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; (ii) the Term Loan or the use or proposed use of the proceeds thereof; or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, any Subsidiary thereof or any other Loan Party (other than any demand, Claim, action or cause of action instituted in good faith by Borrower, any Subsidiary thereof or any other Loan Party arising out of such Indemnitee’s purported gross negligence or willful misconduct or bad faith breach of its obligations under any Loan Document), and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are found by a non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 12.2(b) shall not apply with respect to Taxes other than Taxes that represent losses, claims or damages arising from Tax claims.

(c) To the maximum extent permitted by applicable Laws, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any document contemplated hereby or the transactions contemplated hereby.

(d) All amounts due under this Section 12.2 shall be payable not later than ten (10) days after demand therefor.

(e) The agreements in this Section 12.2 shall survive the resignation of Agent, the repayment, satisfaction or discharge of all other Obligations and the termination of this Agreement.

12.3    Right of Set-Off; Waiver of Marshaling.

(a) If an Event of Default shall have occurred and be continuing, each Lender and its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Agent, to the maximum extent permitted by applicable Laws, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of Borrower or any other Loan Party against any and all of the Obligations to such Lender or such Affiliate, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such obligations. The rights of each Lender and its Affiliates under this Section 12.3 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify Borrower and Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. NOTWITHSTANDING THE

FOREGOING, NO LENDER OR ANY AFFILIATE THEREOF SHALL EXERCISE, OR ATTEMPT TO EXERCISE, ANY RIGHT OF SET OFF, BANKER’S LIEN, OR THE LIKE, AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF BORROWER OR ANY OTHER LOAN PARTY HELD OR MAINTAINED BY SUCH LENDER OR AFFILIATE WITHOUT THE PRIOR WRITTEN CONSENT OF AGENT.

(b) Neither Agent nor any Lender shall be under any obligation to marshal any asset in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of Borrower is made to Agent or any Lender, or Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or any Lender in such Person’s discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then: (i) to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred; and (ii) each Lender severally agrees to pay to Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Agent plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the then United States Federal Funds Rate. The obligations of each Lender under clause (ii) of the preceding sentence shall survive the Obligations being paid in full and the termination of this Agreement.

12.4    Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5    Severability of Provisions. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.6    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Maximum Rate. If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, then the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law: (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.7    Amendments; Counterparts; Integration; Effectiveness.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by Required Lenders (or Agent at the written request of Required Lenders) and Borrower or the applicable Loan Party, as the case may be, with receipt acknowledged by Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(i) Unless in writing and signed by Borrower, with receipt acknowledged by Agent, do any of the following:

(A) increase, or extend the expiry of, the Commitment of any Lender (or reinstate any such Commitment to the extent terminated pursuant to Section 9.1(a)) without the written consent of such Lender;

(B) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, Make-Whole Amounts, fees or other amounts due to any Lender hereunder or under any other Loan Document, including any prepayments specified under Section 2.2(b), or reduce the amount due to any Lender on any such date, in each case without the written consent of such Lender;

(C) reduce the principal of, or the rate of interest or Make-Whole Amounts specified herein on, any or all of the Term Loan or other amounts payable to any Lender hereunder or under any other Loan Document, in each case without the written consent of such Lender;

(D) amend any provision herein providing for consent or other action by Required Lenders without the written consent of Required Lenders;

(ii) Unless in writing and signed by all Lenders and Borrower, with receipt acknowledged by Agent, do any of the following:

(A) amend this Section 12.7, Section 2.10 or Section 9.4 or any provision herein providing for consent or other action by all Lenders; or

(B) release, compromise or subordinate all or any portion of the collateral securing the Obligations, except as otherwise expressly provided herein or in any of the Collateral Documents, or amend the definition of the obligations secured by any of the Collateral Documents; or

(C) increase the aggregate Commitments;

(D) release, compromise, subordinate or terminate any of the Guaranties except as otherwise expressly provided herein or in any of the Loan Documents; or

(E) amend the definition of “Maturity Date” or “Required Lenders”;

provided further that, notwithstanding anything to the contrary contained herein: (1) no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to such Lenders as are otherwise required by this Section 12.7, affect the rights or duties of Agent under this Agreement or any other Loan Document; and (2) no consent of Borrower shall be required with respect to any amendment or waiver of any provision herein providing for consent or other action by Required Lenders or by all Lenders, or to the definition of Required Lenders, if at the time of such amendment or waiver a Default or Event of Default exists.

(b) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(c) This Agreement and the other Loan Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous documents, agreements and understandings, oral or written, relating to the subject matter hereof.

(d) Except as otherwise expressly provided in Section 3, this Agreement shall become effective when it shall have been executed and delivered by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telefacsimile or electronically in Adobe Portable Document Format shall be effective as delivery of a manually executed counterpart of this Agreement.

12.8    Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been paid in full (other than unasserted contingent indemnification obligations and any other obligations which, by their terms, are to survive the termination of this Agreement).

12.9    Confidentiality. In handling any confidential information, each Lender and Agent shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Lenders’ and Agent’s Subsidiaries or Affiliates in connection with their business with Borrower; (b) to prospective transferees or purchasers of any interest in the Term Loan or the Credit Outstandings (provided that Lenders and Agent obtain such prospective transferee’s or purchaser’s written agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) as required in connection with Lenders’ and Agent’s examination or audit; and (e) as Agent or any Lender considers necessary or appropriate in exercising remedies under this Agreement during the continuance of an Event of Default. Confidential information does not include information that either: (i) is in the public domain or in Lenders’ (or in any Participant’s) and/or Agent’s possession when disclosed to Lender (or any Participant) and/or Agent (without restriction on disclosure), or becomes part of the public domain after disclosure to Lenders (or any Participant)

and/or Agent other than as a result of a breach of this Section 12.9; or (ii) is disclosed to Lenders (or any Participant) and/or Agent by a third party, if Lenders (or such Participant) and/or Agent does not know that the third party is prohibited from disclosing the information. The provisions of this Section 12.9 shall survive the termination or expiration of this Agreement.

12.10    USA Patriot Act Notice. Each Lender that is subject to the Act and Agent (for itself and not on behalf of any Lender) hereby notify Borrower that, pursuant to the requirements of the Act, they are each required to obtain, verify and record information that identifies Borrower and each other Loan Party, which information includes the and address of Borrower and each other Loan Party and other information that will allow such Lender or Agent, as applicable, to identify Borrower and each other Loan Party in accordance with the Act.

13.	AGENT

13.1    Appointment and Authorization of Agent. Each Lender hereby irrevocably appoints White Oak to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 13 are solely for the benefit of Agent and Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

13.2    Rights As A Lender. If the Person serving as Agent hereunder is also a “Lender,” such Person shall have the same rights and powers in such capacity(ies) as any other Person in such capacity(ies) and may exercise the same as though it were not Agent. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or Affiliate of Borrower as if such Person were not Agent hereunder and without any duty to account therefor to any other Lender.

13.3    Exculpatory Provisions. Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by Required Lenders or such other number or percentage of Lenders as shall be expressly provided for herein or in any other Loan Documents, as applicable; provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity; and

(d) shall not be liable for any action taken or not taken by it: (i) with the consent or at the request of Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in and Section 11.8); or (ii) in the absence of its own gross negligence or willful misconduct. Agent shall be deemed not to have knowledge of any Default, unless and until Borrower, a Loan Party, or a Lender provides written notice to Agent describing such Default. Agent shall not be responsible for or have any duty to ascertain or inquire into: (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document; (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default; (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document; or (E) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

13.4    Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a specific Lender, Agent may presume that such condition is satisfactory to such Lender, unless Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts it selects and shall not be liable for any action it takes or does not take in accordance with the advice of any such counsel, accountants or experts.

13.5    Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents it appoints. Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 13 shall apply to any such sub agent and to the Related Parties of Agent and any such sub agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein, as well as activities as Agent.

13.6    Resignation of Agent. Agent may at any time give notice of its resignation to Lenders and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, with, unless an Event of Default exists, the consent of Borrower (which consent shall not be unreasonably withheld), to appoint a successor. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lender, appoint a successor Agent meeting the qualifications set forth in this Section 13.6; provided that, if Agent shall notify Lenders and Borrower that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of any Lender under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for in this Section 13.6. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in this Section 13.6). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 13 and Section 12.2 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

13.7    Non Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Agent, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

13.8    No Other Duties, Etc. Notwithstanding anything to the contrary contained herein, no Person identified herein or on the facing page or signature pages hereof as a “Syndication Agent,” “Documentation Agent,” “Co Agent,” “Book Manager,” “Book Runner,” “Arranger,” “Lead Arranger,” “Co Lead Arranger” or “Co Arranger,” if any, shall have or be deemed to have any right, power, obligation, liability, responsibility or duty under this Agreement or the other Loan Documents, other than in such Person’s capacity as: (a) Agent or a Lender hereunder; and (b) an Indemnitee hereunder.

13.9    Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any of the Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their respective agents and counsel and all other amounts due Lenders and Agent under Section 2.9, Section 2.10 and Section 12.2) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Section 2.9, Section 2.10 and Section 12.2. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

13.10    Guaranty Matters. Each Lender hereby: (a) irrevocably authorizes Agent, at its option and in its discretion, to release any Guarantor from its obligations under a Guaranty if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder; and (b) agrees that, upon request by Agent at any time, it will confirm in writing Agent’s authority to release any such Guarantor pursuant to this Section 13.10.

13.11    Collateral Matters.

(a) Each Lender hereby, irrevocably authorizes and directs Agent: (i) to enter into the Collateral Documents for the benefit of such Person; (ii) without the necessity of any notice to or further consent from any such Person from time to time prior to an Event of Default, to take any action with respect to the Collateral Documents, any Collateral or any other property the subject of any Collateral Documents that may be necessary to perfect and maintain perfected the Liens upon the collateral granted pursuant to the Loan Documents; (iii) to release any Lien on any property granted to or held by Agent under any Loan Document: (A) upon termination of the aggregate Commitments and when all Obligations have been paid in full (other than unasserted contingent indemnification obligations and any other obligations which, by their terms, are to survive the termination of this Agreement); (B) that is sold or to be sold as permitted hereunder or under any other Loan Document; (C) subject to Section 12.7, if approved, authorized or ratified in writing by Required Lenders; or (D) in connection with any commercially reasonable foreclosure sale or other commercially reasonable disposition of any property after the occurrence of an Event of Default; and (iv) to subordinate any Lien on any property granted to or held by Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document. Upon request by Agent at any time, each Lender will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 13.11.

(b) Subject to Section 13.11(a)(iii) and Section 13.11(a)(iv), Agent shall (and is hereby irrevocably authorized by each Lender to) execute such documents as may be necessary to evidence the release or subordination of Liens granted to Agent herein or pursuant hereto upon the applicable property; provided that: (i) Agent shall not be required to execute any such document on terms that, in Agent’s opinion, would expose Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty; and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Loan Party in respect of) all interests retained by Borrower or any other Loan Party, including the proceeds of the sale, all of which shall continue to constitute part of the collateral. In the event of any sale or transfer of collateral, or any foreclosure with respect to any collateral, Agent shall be authorized to deduct all expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

(c) Agent shall have no obligation whatsoever to any Lender or any other Person to assure that any collateral exists or is owned by Borrower or any other Loan Party or is cared for, protected or insured or that the Liens granted to Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 13.11 or in any of the Collateral Documents, it being understood and agreed that in respect of any collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in any collateral as one of the Lenders.

(d) Each Lender hereby appoints each other such Person as agent for the purpose of perfecting Agent’s or such Person’s security interest in assets that, in accordance with Section 9 or Division 9 (as applicable) of the UCC, can be perfected only by possession. Should any such Person (other than Agent) obtain possession of any such collateral, such Person shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such collateral to Agent or in accordance with Agent’s instructions.

14.	DEFINITIONS

14.1    Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” means, at any time, the administrative agent for Lenders under each of the Loan Documents (which, initially, shall be White Oak).

“Agreement” is defined in the preamble hereof.

“Annual Projections” is defined in Section 6.2(a).

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“AorTx” is AorTx, Inc., a Delaware corporation and wholly-owned Subsidiary of Borrower.

“Approved Fund” means any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit C.

“Base Rate” means fourteen percent (14.00%) per annum.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are Borrower’s books and records including ledgers, federal, and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” is any day other than a Saturday, Sunday or other day on which commercial banks or any Lender are authorized or required to close under the Laws of, or are in fact closed in San Francisco, California.

“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., and (c) certificates of deposit maturing no more than one (1) year after issue, provided that (i) the account in which any such certificate of deposit is maintained is subject to a Control Agreement in favor of Agent and (ii) such certificate of deposit is issued by any commercial bank organized under the Laws of the United States of America or any State thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000.00. For the avoidance of doubt, the direct purchase by Borrower, any co-borrower, or any subsidiary of Borrower of any Auction Rate Securities, or purchasing participations in, or entering into any type of swap or other derivative transaction, or otherwise holding or engaging in any ownership interest in any type of Auction Rate Security by Borrower, any co-borrower, or any subsidiary of Borrower shall be conclusively determined by the Lenders as an ineligible Cash Equivalent, and any such transaction shall expressly violate each other provision of this Agreement governing Permitted Investments. Notwithstanding the foregoing, Cash Equivalents does not include and Borrower, and each of Borrower’s Subsidiaries, are prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument, including, without limitation, any corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an auction rate security.

“Change in Law” is any of the following occurring after the date of this Agreement: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, for purposes hereof, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directions in connection therewith are deemed to have been adopted and gone into effect after the date of this Agreement.

“Claims” are, collectively, any claim or cause of action based upon or arising out of this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby, including contract claims, tort claims, breach of duty claims, and all other common law or statutory claims.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California. All terms used herein without definition that are defined in the Code shall have the respective meanings specified for such terms in the Code, provided that if any such term is defined differently in different Sections or Divisions of the Code, the definition of such term contained in Section or Division 9 of the Code shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A and any and all other properties, rights and assets of Borrower granted by Borrower to Agent, for the ratable benefit of the Lenders, and each Lender, or arising under the Code or other applicable law, now, or in the future.

“Collateral Account” is any Deposit Account (other than any Excluded Account), Securities Account, or Commodity Account.

“Commitment” is, as to each Lender as of any date of determination, such Lender’s obligation to make a term loan to Borrower in an aggregate principal amount equal to such Lender’s Commitment Percentage of the Term Loan; provided that, following the making by such Lender of such term loan on the Effective Date in accordance with the provisions hereof, such commitment shall be zero.

“Commitment Percentage” is, as to any Lender at any time: (a) with respect to the Term Loan, such Lender’s Pro Rata Share thereof (which, initially shall be as set forth opposite the name of such Lender on Schedule 1.1 or in any assignment and assumption agreement pursuant to which such Lender became a party hereto, as applicable); and (b) with respect to the Credit Outstandings, such Lender’s Pro Rate Share thereof calculated based upon such Lender’s Pro Rata Share of the Term Loan (to the extent the Term Loan has been advanced).

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Agent pursuant to which Agent obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account, or Commodity Account.

“Core Field of Use” means any intravascular approach for the diagnosis and/or treatment of any cardiovascular, neurovascular, and/or peripheral vascular disease.

“Core License” means a license, sublicense, covenant not to sue, or other right or permission with respect to any of Borrower’s Intellectual Property granted or otherwise provided by or on behalf of any Loan Party within the Core Field of Use and that is not a license described in clause (b) or clause (f) of Section 7.1.

“Credit Extensions” are collectively, the Term Loan and all Protective Advances made by Agent or Lenders.

“Credit Outstandings” are, as of any date of determination, the aggregate principal amount of the Term Loan and Make-Whole Amounts (if any) owing with respect thereto.

“Default” means any event that, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Default Rate” is an annual rate of interest equal to five hundred (500) basis points per annum in excess of the highest rate of interest otherwise applicable to the Term Loan.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“D&O Coverage Condition” is defined in Section 6.9(b).

“D&O Policy” is defined in Section 6.9(b).

“Disposition” is the sale, assignment transfer, conveyance, license (including, without limitation, any non-exclusive license of Intellectual Property or Permitted License of Intellectual Property), lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer, conveyance or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The term “Dispose” has a meaning correlative thereto. The foregoing notwithstanding, Dispositions shall not include transactions described in clauses (a), (b) or (d) of Section 7.1.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Agent at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of Borrower that is organized under the laws of the United States of America, any State or Territory thereof, or the District of Columbia.

“Due Diligence Certificate” is defined in Section 5.1.

“ECL7” is ECL7, LLC, a Delaware limited liability company, of which Borrower is the sole member.

“Effective Date” is the first date on which all of the conditions precedent in Section 3.1 are satisfied (or waived in accordance with Section 3.1).

“Electronic Platform” is an electronic system for the delivery of information (including documents), such as IntraLinks On Demand Workspaces™ or DXSyndicate™, that may or may not be provided or administered by Agent or an Affiliate thereof.

“Eligible Assignee” is (i) a Lender, (ii) an Affiliate of a Lender and (iii) an Approved Fund.

“Environmental Claims” are all claims, however asserted, by any Governmental Authority or other Person alleging Environmental Liabilities.

“Environmental Laws” are any and all Laws relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” is any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon: (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; (d) the release or threatened release of any Hazardous Materials into the environment; or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests” are, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“ERISA Affiliate” is any trade or business (whether or not incorporated) under common control with Borrower or any Subsidiary thereof within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” is any of the following: (a) a Reportable Event with respect to a Pension Plan; (b) the incurrence by Borrower or any ERISA Affiliate of any liability with respect to a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by Borrower or any ERISA Affiliate of any liability with respect to a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or the receipt by Borrower or an ERISA Affiliate of notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Event of Default” is defined in Section 8.

“Event of Loss” is, with respect to any Collateral, any of the following: (a) any material loss, destruction or damage of such Collateral; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Collateral, or confiscation of such property or the requisition of the use of such Collateral.

“Excess D&O Claims Amount” is defined in Section 6.9.

“Excluded Account” is (a) a payroll account, (b) a pension or pension reserve account, or (c) an employee benefit account.

“Excluded Taxes” is defined in Section 2.9(a).

“Existing Indebtedness” is the indebtedness, liabilities and obligations of Borrower to the Agent and the Lenders under (and as defined in) the Existing Loan Agreement.

“Existing Loan Agreement” is the Loan and Security Agreement dated as of December 8, 2011 by and among Oxford Finance LLC, a Delaware limited liability company, as Agent, the Lenders party thereto, and Borrower, as amended through the date hereof.

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guaranties” are unconditional guaranties executed by each of the Guarantors in favor of Agent and Lenders with respect to the Obligations and in favor and substance reasonably satisfactory to Agent and the Lenders.

“Guarantors” are, collectively, all Domestic Subsidiaries of Borrower other than ECL7.

“Hansen Germany” is Hansen Medical Deutschland, GmbH, an entity organized under the laws of Germany and a wholly-owned Subsidiary of Hansen International.

“Hansen International” is Hansen Medical International, Inc., a Delaware corporation and wholly-owned Subsidiary of Borrower.

“Hansen UK” is Hansen Medical Systems UK Ltd., an entity organized under the laws of England and Wales, and a wholly-owned Subsidiary of Hansen International.

“Hazardous Materials” are all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” are, with respect to Borrower and its Subsidiaries, all liabilities of Borrower and its Subsidiaries under Swap Contracts entered into with any Lender or an Affiliate of any Lender in connection with all or any portion of the Term Loan; provided that such liabilities under any Swap Contract with an Affiliate of a Lender shall not constitute “Hedging Obligations” hereunder unless and until such liabilities are certified as such in writing to Agent by Borrower and such Affiliate of a Lender.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Taxes” is defined in Section 2.10(a).

“Indemnitees” are, collectively, Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons.

“Initial Funding Date” is the Funding Date of the Term Loan, which date shall occur approximately fifteen (15) Business Days after the Effective Date.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, and the goodwill of the business of any Person connected with and symbolized thereby, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person. Notwithstanding the foregoing, “Investments” exclude trade debt incurred in the ordinary course of any Person’s business.

“IP Security Agreement” is the Intellectual Property Security Agreement dated as of the date hereof by and between the Loan Parties, on the one hand, and Agent on the other hand.

“Key Person” means each of Borrower’s (i) President and Chief Executive Officer, who is Bruce J. Barclay as of the Effective Date, and (ii) Chief Financial Officer, who is Pete Mariani as of the Effective Date.

“Laws” are, collectively, all international, foreign, federal, state and local laws, statutes, treaties, authorities, rules, guidelines, regulations, ordinances, codes, administrative or judicial precedents or judgments, orders, decrees, permits and other governmental restrictions, including the interpretation or administration of any of the foregoing by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations, concessions, grants, franchises and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Leasehold Deed of Trust” is a deed of trust executed by Borrower as trustor for the benefit of Agent encumbering Borrower’s rights and interests as lessee under Borrower’s lease for its facility located at 800 East Middlefield Road, Mountain View, California, which deed of trust shall be in favor of, and in substance reasonably satisfactory to, Agent.

“Lenders” are the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” are all reasonable audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Agent and/or any Lender in connection with the Loan Documents.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity” is the sum of: (a) aggregate cash and Cash Equivalents of Borrower maintained in Deposit Accounts or Securities Accounts (i) which are subject to Control Agreements in favor of Agent and (ii) for which Agent (pursuant to an investment management agreement in form and substance acceptable to Agent) shall serve as investment advisor, but as to which Borrower shall retain the right to determine the specific investments and allocations in such accounts; plus (b) the lesser of (i) 65% of net trade accounts receivable billed and collected in the United States or (ii) $2,000,000; less (c) the aggregate amount of trade payables of Borrower that are outstanding beyond normal trade terms, other than outstanding trade payables contested by Borrower in good faith.

“Loan Documents” are, collectively, this Agreement, all Notes (if any), the Due Diligence Certificate, each Compliance Certificate, the IP Security Agreement, the Leasehold Deed of Trust, the Guaranties, any subordination agreements, and any other present or future agreement entered into by Borrower or any other Loan Party for the benefit of Lenders and Agent in connection with this Agreement, all as amended, restated, or otherwise modified.

“Loan Party” means (x) as of the Effective Date, Borrower and each Domestic Subsidiary other than ECL7, LLC; and (y) after the Effective Date, each co-Borrower or Guarantor of the Obligations, in accordance with Section 6.12.

“Luna” is Luna Innovations Incorporated.

“Magellan Robotic System” is a system which cannulates peripheral vessels with a proprietary technology that delivers simultaneous distal tip control of a catheter and a sheath, from a centralized, remote workstation.

“Make-Whole Amount” is, in connection with any prepayment or repayment of all or any portion of the outstanding principal balance of the Term Loan: (a) on or after the Effective Date but on or prior to the first anniversary of the Effective Date or at any time that an Event of Default exists (including following any acceleration of the Obligations), five percent (5.00%) of the outstanding principal balance of the Term Loan being prepaid or repaid; (b) after the first anniversary of the Effective Date but on or prior to the second anniversary of the Effective Date and so long as an Event of Default does not then exist, four percent (4.00%) of the outstanding principal balance of the Term Loan being prepaid or repaid; (c) after the second anniversary of the Effective Date but on or prior to the third anniversary of the Effective Date and so long as an Event of Default does not then exist, three percent (3.00%) of the outstanding principal balance of the Term Loan being prepaid or repaid; (d) after the third anniversary of the Effective Date but on or prior to the fourth anniversary of the Effective Date and so long as an Event of Default does not then exist, two percent (2.00%) of the outstanding principal balance of the Term Loan being prepaid or repaid; or (e) after the fourth anniversary of the Effective Date but prior to the Maturity Date and so long as an Event of Default does not then exist, one percent (1.00%) of the outstanding principal balance of the Term Loan being prepaid or repaid.

“Material Adverse Change” or “Material Adverse Effect” is (a) a material impairment in the perfection or priority of Agent’s Lien in the Collateral (other than as a result of any act or omission by Agent or Lenders) or in the value of the Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) or prospects of (i) Borrower or (ii) Borrower and its Subsidiaries, taken as a whole; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” is December 30, 2017.

“Maximum Rate” means, at any time, the maximum rate of non-usurious interest permitted by applicable Law.

“Mortgaged Property” is the leased real property of Borrower subject to the Lien of the Leasehold Deed of Trust.

“Multiemployer Plan” is any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” are, in respect of any Disposition or Event of Loss, the proceeds in cash or Cash Equivalents received by Borrower or any Subsidiary thereof, whether at the time of such Disposition or Event of Loss or anytime thereafter (provided that amounts to be paid after the date of such Disposition shall not constitute Net Proceeds unless and until received by Borrower or such Subsidiary), with respect to or on account of any such Disposition or Event of Loss, net of: (a) in the case of a Disposition, the direct costs of such Disposition then payable by the recipient of such proceeds, or, in the case of an Event of Loss, the direct costs of collecting insurance or other proceeds, in each case excluding amounts payable to Borrower or any Affiliate of Borrower; (b) sales, use and other taxes paid or payable by such recipient as a result thereof; and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Permitted Lien on the properties subject to such Disposition.

“Non-Core License” means a license, sublicense, covenant not to sue, or other right or permission with respect to an of Borrower’s Intellectual Property granted or otherwise provided by or on behalf of any Loan Party outside the Core Field of Use and that is not a license described in clause (b) or clause (f) of Section 7.1.

“Non-Disturbance Agreement” means an agreement substantially in the form of Exhibit D.

“Note” is each promissory note (if any) executed and delivered by Borrower in favor of a Lender evidencing that portion of the Credit Extensions owed to such Lender, such note being in form and substance acceptable to Agent.

“Obligations” are, collectively, all advances, debts, liabilities, obligations, covenants and duties of each Loan Party to Agent or any Lender, in each of the foregoing cases, under or in respect of any Loan Document, whether with respect to the Term Loan, Make-Whole Amounts, Swap Contracts or otherwise, including all Hedging Obligations, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Organizational Documents” are: (a) with respect to any corporation, the certificate or Sections of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non U.S. jurisdiction) of such Person; (b) with respect to any limited liability company, the certificate or Sections of formation or organization and operating agreement of such Person; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization of such Person and any agreement, instrument, filing or notice with respect thereto filed in connection with such Person’s formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or Sections of formation or organization of such Person.

“paid in full” or “repaid in full” is, with respect to any Obligations, the indefeasible payment in full of such Obligations in cash (or otherwise to the written satisfaction, in such holder’s discretion, of the holder thereof), and, in the event any such Obligations are paid over time or modified pursuant to section 1129 of the Bankruptcy Code (or any similar provision of any other applicable Insolvency Law), shall further mean that the holder thereof shall have received the final payment due on account of such Obligations. For purposes of the foregoing, the “holder” of any applicable Obligations shall be deemed to be the Person entitled to receipt of payment thereof. The Obligations shall not be deemed to have been “paid in full” until all Commitments have expired or been terminated and Agent and each Lender have received a release of any Claims of each Loan Party against each Indemnitee arising on or before the payment in full of all other obligations.

“Payment Date” is the last Business Day of each month.

“PBGC” is the Pension Benefit Guaranty Corporation.

“Pension Plan” is any “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or, in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permit” is any permit, approval, authorization, certification, license, variance, accreditation or permission required from a Governmental Authority under an applicable law or any accrediting organization.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to the Lenders and Agent under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(d) Indebtedness secured by liens specified in clause (c) of the definition of “Permitted Liens” provided such Indebtedness shall not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate principal amount outstanding at any one time;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;

(f) Indebtedness not to exceed $250,000 in the aggregate at any time arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (other than for borrowed money) or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Borrower or any Subsidiary in connection with Transfers permitted under Section 7.1;

(g) Indebtedness of Borrower to any other Loan Party and Indebtedness of any Loan Party to another Loan Party;

(h) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Borrower’s deposit accounts;

(i) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(j) Indebtedness not to exceed $375,000 in the aggregate at any time under interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s and/or the Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices;

(k) Guaranties by any Subsidiary of any “Permitted Indebtedness” of Borrower or another Loan Party;

(l) unsecured Indebtedness incurred in the ordinary course of business in an aggregate principal amount not to exceed at any time Fifty Thousand Dollars ($50,000); and

(m) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (l) above, provided that neither the principal amount thereof nor the interest rate thereon is increased nor the terms thereof modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Due Diligence Certificate and existing on the Effective Date;

(b)(i) Investments by Borrower in Domestic Subsidiaries (other than Hansen International), not to exceed Fifty Thousand Dollars ($50,000) in the aggregate at any time; and (ii) Investments by Borrower in Hansen International, solely for Investment by Hansen International in Hansen UK and Hansen Germany, for such Subsidiaries’ ordinary course operating expenses, such that Cash in accounts of such Subsidiaries shall not at any time exceed Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate;

(c) Investments in cash and Cash Equivalents;

(d) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors; not to exceed the aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) in any year;

(e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business, including, without limitation the shares of common stock of Luna, the warrant to purchase shares of Luna common stock held as of the Effective Date and the shares of Luna common stock acquired via exercise of such warrant;

(f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business;

(g) Investments held in any Collateral Account subject to a Control Agreement;

(h) Non-cash Investments in joint ventures, strategic alliances, licensing and similar arrangements customary in Borrower’s industry and which do not require Borrower to assume or otherwise become liable for the obligations of any third party not directly related to or arising out of such arrangement or, require Borrower to transfer ownership of non-cash assets to such joint venture or other entity except as otherwise permitted hereunder, provided that the aggregate fair market value of such Investments shall not exceed Three Hundred Seventy-Fifty Thousand Dollars ($375,000) at any time; and

(i) Investments made in connection with technology purchases not otherwise permitted hereunder in aggregate amounts outstanding at any time not to exceed Five Hundred Thousand Dollars ($500,000).

“Permitted License” is any Core License or Non-Core License as evidenced by a written agreement executed by any Loan Party so long as:

(a) at the time such license is granted or otherwise provided by a Loan Party, no Event of Default exists;

(b) such license is (i) at arms length and (ii) in the reasonable determination of Borrower’s Board of Directors, made in good faith, on fair market terms;

(c) no Affiliate, Subsidiary or joint venture of which Borrower or any of its Affiliates or Subsidiaries is an investor may be, or shall have any rights as, a licensee, sublicensee, or recipient of any rights or interests with respect to such license; and

(d) such license has been approved by the Board of Directors of Borrower in its reasonable business judgment, exercised in good faith.

“Permitted Liens” are:

(a) Liens arising under the Loan Documents in favor of Agent or any Lender;

(b) Liens existing on the Effective Date and shown on the Due Diligence Certificate or arising under this Agreement and the other Loan Documents;

(c) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended , and the Treasury Regulations adopted thereunder;

(d) purchase money Liens (i) on Equipment or other assets subject to capital leases acquired or held by Borrower incurred for financing the acquisition of the Equipment or such assets subject to capital leases, or (ii) on existing Equipment or such assets subject to capital leases when acquired, in each case if the Lien is confined to the property and improvements and the proceeds of the Equipment or other assets subject to capital leases; provided that such Liens under this clause (c) (A) may have priority over liens granted to Agent hereunder to the extent provided under the Code so long as the Indebtedness secured by the Liens remain outstanding and (B) may secure Indebtedness of no more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate principal amount outstanding at any one time;

(e) statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided they have no priority over any of Agent’s Lien;

(f) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or Intellectual Property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Agent or any Lender a security interest in any of the Collateral;

(g) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred made in the ordinary course of business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions to secure solely payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.6(b) hereof;

(h) Liens to secure payment of workers’ compensation, employment insurance, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(j) licenses of Intellectual Property permitted by Section 7.1 hereof, and restrictions thereunder with respect to such Intellectual Property; and

(k) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) and (c) above, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Plan” is any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the portion of the outstanding principal amount of the Term Loan held by such Lender by the aggregate outstanding principal amount of the Term Loan.

“Protective Advances” are defined in Section 9.3.

“Register” is a register for the recordation of the names and addresses of Lenders and, as applicable, the Commitments of, and Credit Outstandings owing to, each Lender pursuant to the terms hereof from time to time.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Related Parties” are, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, attorneys, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” is any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty day notice period has been waived.

“Required Lenders” are one or more Lenders holding in excess of fifty percent (50%) of the Credit Outstandings.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower acting alone.

“Restricted” means, in respect of cash and Cash Equivalents maintained in a deposit or security account under the control of Agent, that such cash or Cash Equivalents consist of blocked funds that no Loan Party has the right to transfer, withdraw or otherwise access.

“Restricted Payment” is, collectively, (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Borrower or any Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or on account of any return of capital to any holder of any such Person’s Equity Interests, or (b) any management or similar fees payable to any Affiliate of any Loan Party.

“Secured Promissory Note Record” is a record maintained by each Lender with respect to the outstanding Obligations owed by Borrower to Lender and credits made thereto.

“Secured Promissory Note” is defined in Section 2.4.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Sensei Robotic System” is a system which addresses the cardiovascular space for electrophysiology procedures to treat patients who suffer from abnormal heart rhythms, or arrhythmias, such as atrial fibrillation.

“Shares” means one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower, in any Subsidiary; provided that, in the event Borrower, demonstrates to Agent’s reasonable satisfaction, that a pledge of more than sixty-five percent (65%) of the Shares of a Subsidiary of Borrower which is not an entity organized under the laws of the United States or any territory thereof, is reasonably likely to create an adverse tax consequence to Borrower under the U.S. Internal Revenue Code, “Shares” shall mean sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in such Subsidiary.

“Solvent” means, as to any Person at any time, that: (a) the fair value of the property of such Person on a going concern basis is greater than the amount of such Person’s liabilities (including contingent liabilities), as such value is established and such liabilities are evaluated for purposes of Section 101(32) of the Bankruptcy Code and, in the alternative, for purposes of any similar state statute applicable to Borrower or any Subsidiary thereof; (b) the present fair salable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including contingent liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or one or more of Affiliates of such Person.

“Swap Contract” is: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement including any such obligations or liabilities under any such master agreement (in each case, together with any related schedules).

“Synthetic Lease Obligation” is the monetary obligation of a Person under either: (a) a so called synthetic, off balance sheet or tax retention lease; or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” are all present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” is, for any Lender, the obligation of such Lender to fund its Pro Rata Share of the Term Loan, up to the principal amount shown on Schedule 1.1.

“Term Loan” is defined in Section 2.2(a) hereof.

“Threshold Amount” is, as to Borrower (and, where applicable, Borrower and its Subsidiaries), Two Hundred Fifty Thousand Dollars ($250,000).

“Transfer” is defined in Section 7.1.

“Treasury Regulations” are the Treasury Regulations issued in connection with the Internal Revenue Code of 1986.

“White Oak” is WHITE OAK GLOBAL ADVISORS, LLC, a Delaware limited liability company.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER: HANSEN MEDICAL, INC., a Delaware corporation

By	/s/ Peter J. Mariani

Name:	Peter J. Mariani

Title:	Chief Financial Officer

Loan and Security Agreement

AGENT: WHITE OAK GLOBAL ADVISORS, LLC, a Delaware limited liability company

By	/s/ Barbara J. S. McKee

Name:	Barbara J. S. McKee

Title:	Managing Member

Loan and Security Agreement

LENDERS: WHITE OAK GLOBAL ADVISORS, LLC, a Delaware limited liability company, for itself and as attorney-in-fact for all other Lenders as of the Initial Funding Date

By	/s/ Barbara J. S. McKee

Name:	Barbara J. S. McKee

Title:	Managing Member

Loan and Security Agreement

SCHEDULE 1.1

Lenders and Commitments

Term Loan

Lender	Term Loan Commitment		Commitment Percentage
[Omitted]	$			%

TOTAL		$33,000,000	100.00%

Schedule 1.1

EXHIBIT A

DESCRIPTION OF COLLATERAL

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property (including but not limited to the shares of common stock of Luna Innovations Incorporated (“Luna”), the warrant to purchase shares of Luna common stock, and the shares of Luna common stock acquired via exercise of such warrant), supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired:

(a) any segregated deposit account held by a Loan Party utilized solely for payroll, payroll taxes and other employee wage and benefit payments or tax withholding purposes, but only to the extent utilized by such Loan Party for such purposes in the ordinary course of its business; or

(b) any securities of a Subsidiary that is not a Domestic Subsidiary, to the extent that such securities exceed sixty-five percent (65%) of the outstanding securities of such Subsidiary.

1

Exhibit A

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                         , 20

The undersigned,                                                  , hereby refers to that certain Loan and Security Agreement as of July 9, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among HANSEN MEDICAL, INC., a Delaware corporation (“Borrower”), the entities parties thereto from time to time as lenders (the “Lenders”), and WHITE OAK GLOBAL ADVISORS, LLC, a Delaware limited liability company (“White Oak”), as agent for the Lenders (in such capacity, “Agent”). Unless otherwise defined herein, each capitalized term used herein has the meaning ascribed thereto in the Loan Agreement.

The undersigned hereby certifies, as of the date hereof, to Agent and Lenders that: (a) s/he holds the office of                                          of Borrower and is a Responsible Officer of Borrower; (b) as a Responsible Officer of Borrower, s/he is authorized to execute and deliver this Compliance Certificate to Agent and Lenders on behalf of Borrower; and (c):

1.	Attached hereto is [please check as appropriate]:

☐ a consolidated balance sheet for Borrower and its Subsidiaries as at the end of the fiscal year of Borrower ending [                        , 20    ] (the “Subject Fiscal Year”), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Subject Fiscal Year, setting forth, in each case in comparative form, the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

☐ an unaudited consolidated balance sheet for Borrower and its Subsidiaries as at the end of the fiscal quarter of Borrower ending [                        , 20    ] (the “Subject Fiscal Quarter”), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Subject Fiscal Quarter and the portion of Borrower’s fiscal year then ended, setting forth, in each case in comparative form, the figures for the corresponding portions of the previous fiscal year, all in reasonable detail.

☐ an unaudited consolidated balance sheet for Borrower and its Subsidiaries as at the end of the fiscal month of Borrower ending [                        , 20    ] (the “Subject Fiscal Month”), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Subject Fiscal Month and the portion of Borrower’s fiscal year then ended, setting forth, in each case in comparative form, the figures for the corresponding portions of the previous fiscal year, all in reasonable detail.

☐ Borrower’s consolidated and consolidating (including but not limited to for Borrower’s Foreign Subsidiaries) financial projections, set forth in a month-by-month format, for the entire fiscal year ending [                        , 20    ] as approved by Borrower’s Board of Directors.

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☐ an updated sales backlog statement (including details for each unit) setting forth information on a quarterly basis for the remainder of the fiscal year and on an annual basis for the following two fiscal years.

2. The financial statements referred to in Paragraph (c)(1) fairly present the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year end audit adjustments and the absence of footnotes.

3. The undersigned has reviewed and is familiar with the terms of the Loan Agreement and the other Loan Documents and has made, or has caused to be made under my supervision, a detailed review of the transactions and conditions (financial or otherwise) of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

4. The financial condition covenants and other compliance calculations and information set forth on Schedule 1 attached hereto are true, complete and accurate on and as of the date hereof.

5. To the best of the undersigned’s knowledge, Borrower and each of its Subsidiaries have, during such period, observed, performed and satisfied or have caused to be observed, performed and satisfied all of their respective covenants and other agreements contained in the Loan Documents to which they are a party, and have satisfied every condition in the Loan Documents to which they are a party to be observed, performed and satisfied by them, and the undersigned has no knowledge of any condition, event or occurrence, which constitutes a Default or Event of Default, except as set forth below:

Describe below (or in a separate attachment to this Compliance Certificate) the exceptions, if any, to Paragraph 5 hereof by listing, in detail and with reference to specific sections of the Loan Agreement or applicable Loan Document, the nature of the condition, event or occurrence, the period during which it has existed and the actions that Borrower or its Subsidiaries has taken, is taking or proposes to take with respect to such condition, event or occurrence.

The foregoing certifications are made as of                         , 20     pursuant to the provisions of the Loan Agreement.

HANSEN MEDICAL, INC., a Delaware corporation

By:

Name:

Title:

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SCHEDULE I

To Compliance Certificate

Compliance Calculations

For Loan and Security Agreement dated as of July 9, 2013 (the “Loan Agreement”)

Calculations as of Month Ending [                        , 20    ]

A.	Minimum Liquidity (Section 6.10(a) of the Loan Agreement)

	1.	The aggregate cash and Cash Equivalents of Borrower maintained in Deposit Accounts or Securities Accounts (i) which are subject to Control Agreements in favor of Agent and (ii) for which Agent (pursuant to an investment management agreement in form and substance acceptable to Agent) shall serve as investment advisor, but as to which Borrower shall retain the right to determine the specific investments and allocations in such accounts:	$

	2.	The lesser of (i) 65% of net trade accounts receivable billed and collected in the United States or (ii) $2,000,000:	$

	3.	The aggregate amount of trade payables of Borrower that are outstanding beyond normal trade terms, other than outstanding trade payables contested by Borrower in good faith:	$

	4.	Line A.1 plus Line A.2 minus Line A.3	$

	5.	Line A.4 must not be less than:	$[15,000,000][1]

	6.	Borrower is in compliance (check yes or no):	☐ Yes ☐ No

[1]	Within ten (10) days after the occurrence of a D&O Coverage Condition and at all times thereafter so long as a D&O Coverage Condition exists, Borrower shall maintain Liquidity of not less than the sum of (i) Fifteen Million Dollars ($15,000,000) and (ii) the Excess D&O Claims Amount.

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EXHIBIT C

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Loan and Security Agreement identified below (the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Agent as contemplated below (a) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Loan Agreement and any other Loan Documents in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other Loan Documents or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	Select as appropriate.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	Hansen Medical, Inc., a Delaware corporation

4.	Agent:	White Oak Global Advisors, LLC, a Delaware limited liability company (“White Oak”), as the agent under the Loan Agreement

5.	Loan Agreement:	Loan and Security Agreement, dated as of July 9, 2013, among the Borrower, the Lenders from time to time party thereto, and White Oak as Agent

6.	Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/Loans for all Lenders[7]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[8]
		$	$		%
		$	$		%
		$	$		%

[7.	Trade Date: ][9]

Effective Date: , 20 [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[9]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:

Name:

Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:

Name:

Title:

[Consented to and][10] Accepted: WHITE OAK GLOBAL ADVISORS, LLC, as Agent

By:

Name:

Title:

[Consented to: HANSEN MEDICAL, INC., as Borrower][11]

By:

Name:

Title:

[10]	To be added only if the consent of the Agent is required by the terms of the Loan Agreement.
[11]	To be added only if the consent of the Borrower is required by the terms of the Loan Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Standard Terms and Conditions for Assignment and Assumption

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements to be an assignee under the terms of the Loan Agreement (subject to such consents, if any, as may be required under the terms of the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement and the other Loan Documents as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the terms of the Loan Agreement, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax transmission or other electronic mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of California.

EXHIBIT D

NONDISTURBANCE AND ATTORNMENT AGREEMENT

THIS NONDISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”), is entered into as of                              , 201  , by and between WHITE OAK GLOBAL ADVISORS, LLC, as Agent, located at 88 Kearney Street, 4th Floor, San Francisco, California 94108 (“Agent”), and                                 , located at                                                           (the “Licensee”).

RECITALS

WHEREAS, Agent and the Lenders party thereto have extended a credit facility to Hansen Medical, Inc., a Delaware corporation (the “Borrower”), pursuant to the Loan and Security Agreement, dated as of July 9, 2013 (the “Loan Agreement”), and the Borrower’s obligations under the Loan Agreement and the other Loan Documents, as defined in the Loan Agreement, are secured by the Borrower’s pledging its right, title and interest in all of its personal property, including the patent described in Exhibit “A” hereto (the “Intellectual Property Rights”) pursuant to the Loan Documents (such pledge, the “Security Interest”);

WHEREAS, the Licensee and the Borrower plan to enter into a Licensing Agreement pursuant to which the Licensee will license the Intellectual Property Rights from the Borrower (the “License”), and as a condition to entering into the License Agreement, the Licensee is requiring Agent to agree that the License will not be terminated or otherwise affected if the Security Interest in any of the Intellectual Property Rights is foreclosed or otherwise enforced or if any of the Intellectual Property Rights are otherwise transferred in connection with the enforcement of the Security Interest (collectively, an “Enforcement Action”); and

WHEREAS, Agent is willing to enter into such agreement on the condition that the Licensee agrees that it will continue to fulfill its obligations under the License after any of the Intellectual Property Rights are transferred in connection with an Enforcement Action, and the Licensee is willing to provide such agreement;

NOW, THEREFORE, IT IS AGREED THAT:

1. Nondisturbance. Agent agrees that if any Enforcement Action is taken by Agent with respect to any of the Intellectual Property Rights, the transfer of such Intellectual Property Rights in such Enforcement Action and the exercise by Agent of any of its other rights under the Loan Documents, shall be made subject to all rights of the Licensee under the License, and none of the Licensee’s rights under the License shall be discharged, waived, modified, impaired or terminated. To the extent required to prevent any such discharge, waiver, modification, impairment or termination of the Licensee’s rights and interests, Agent subordinates the Security Interest to the Licensee’s rights and interests under the License. To the extent applicable, Agent acknowledges and agrees that all rights and licenses granted under or pursuant to the License are, and shall otherwise be deemed to be, for purposes of Section 365(n) of title 11 of the United States Code (the “Bankruptcy Code”), licenses of rights to “intellectual property,” as defined in Section 101 of Bankruptcy Code.

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2. Attornment. If the Borrower’s interest in any of the Intellectual Property Rights is transferred by reason of, or assigned in lieu of foreclosure or other proceedings for enforcement of the Loan Documents, then, subject to the provisions of this Agreement, the License with respect to such Intellectual Property Rights shall nevertheless continue in full force and effect and, upon Agent’s written request, the Licensee shall attorn to the transferee of such Intellectual Property Rights (the “Transferee”). Although the foregoing provisions shall be self-operative, in order to confirm such attornment, upon Agent’s request, the Licensee shall execute and deliver to Agent (i) an agreement of attornment in form and content reasonably satisfactory to Agent and the Licensee, at Agent’s sole cost and expense, confirming the foregoing attornment and agreeing to perform all the terms, covenants and conditions of the License on the Licensee’s part to be performed for the benefit of the Transferee with the same force and effect as if the Transferee were the originally named licensor of such Intellectual Property Rights in the License, or (ii) a new license with respect to the transferred Intellectual Property Rights with the Transferee, as licensor, for the remaining term of the License with respect to the transferred Intellectual Property Rights and otherwise on the same terms and conditions and with the same options, if any, then remaining. Nothing herein contained shall be construed to obligate Agent to cure any default by the Borrower under the License occurring prior to the date on which the Transferee succeeds to the Borrower’s rights, it being expressly agreed that under no circumstances shall Agent or the Transferee be obligated to remedy any such default except, in the case of the Transferee, to the extent that such default continues after the Transferee takes title to the transferred Intellectual Property Rights.

3. Notices. All notices and other communications hereunder shall be sent by certified or registered mail (postage prepaid, return receipt requested) to Agent at the address set forth above, Attention: Portfolio Manager, or to the Licensee at the address set forth above, Attention:                                 , or to such other address or person as may be specified in a notice sent in accordance with the provisions of this section, and shall be deemed given when received at the addresses specified above.

4. Binding Effect. This Agreement shall apply to, bind and inure to the benefit of the parties hereto and their respective successors and assigns, including any party acquiring any right, title or interest in any of the Intellectual Property Rights through an Enforcement Action. As used herein, the term Licensee shall mean and include the present Licensee under the License, any permitted sublicensee under the License, any permitted assignee of the Licensee and any successor of any of them. The term Agent as used herein shall include the successors and assigns of Agent, and any party that shall succeed to Agent’s rights and obligations under the Loan Agreement.

5. Specific Enforcement. Agent stipulates that the Licensee’s remedies at law in the event of any default or threatened default by Agent in the performance of or compliance with any of the terms of this Agreement are not and will not be adequate to the fullest extent permitted by law, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

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6. Miscellaneous Provisions. This Agreement shall be governed by and construed in accordance with California law, without giving effect to conflicts of law principles. This Agreement constitutes the parties’ entire agreement relating to the subject matter hereof. Any prior agreements, promises, negotiations, or representations not expressly set forth in this agreement are of no force and effect. Any amendment to or termination of this Agreement shall be of no force and effect unless it is in writing and signed by all the parties hereto. If, in any action before any court or agency legally empowered to enforce any term, such term is found to be unenforceable, then it shall be deemed modified to the extent necessary to make it enforceable by such court or agency. If any term is not so curable, its unenforceability shall not affect the other provisions hereof but this Agreement shall be construed as if such unenforceable term had never been contained herein. No provision hereof shall be interpreted to provide or create any rights of any kind in any third party unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely to the parties hereto. If any lawsuit, arbitration or other proceeding is brought under this Agreement, the prevailing party shall be entitled to recover the reasonable fees and costs of its attorneys in such proceeding. This Agreement may be executed in any number of counterparts, and by each party in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement. Captions and headings used herein are for convenience only and are not a part of this agreement and shall not be used in construing it.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

AGENT: WHITE OAK GLOBAL ADVISORS, LLC, as Agent

By:
Name:
Title:

LICENSEE: ___________________________

By:
Name:
Title:

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